Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

TABULA RASA HEALTHCARE GROUP, INC.,

Tabula Rasa Healthcare, Inc.,

PERSONICA HOLDINGS, INC.,

peter c. farrow,

robert tanner,

michele bauer,

luke johnson

and

Personica Holdings, Inc., as Seller Representative

dated as of October 5, 2020

Page

ARTICLE I	Definitions	2

ARTICLE II	Sale and Purchase of the MEMBERSHIP INTERESTS	19

2.1	Sale and Purchase	19

2.2	Estimated Closing Payment Calculation Statement	20

2.3	Closing Payments	20

2.4	Cash Consideration Adjustment	21

2.5	Payment of Deferred Cash Amounts	22

2.6	Right of Set-Off	23

2.7	Withholding	23

ARTICLE III	the Closing	23

3.1	Location; Date	23

3.2	Deliveries	23

3.3	No Further Ownership in the Membership Interests	25

ARTICLE IV	Representations and warranties of the seller Parties	25

4.1	Organization and Standing	25

4.2	Authority and Binding Effect	25

4.3	Validity of the Transactions	25

4.4	Restrictions	26

4.5	Capitalization and Ownership	26

4.6	Investment Representations	26

4.7	Absence of Litigation	28

4.8	Brokers	28

4.9	U.S. Status of Seller	28

ARTICLE V	Representations and Warranties Concerning the Company AND ITS SUBSIDIARIES	29

5.1	Organization and Standing	29

5.2	Capitalization and Ownership	29

5.3	Subsidiaries of the Company	30

5.4	Authority and Binding Effect	30

5.5	Validity of the Transactions	31

-i-

(continued)

Page

5.6	Restrictions	31

5.7	Third Party Options	31

5.8	Financial Statements; Books of Account	31

5.9	Taxes	32

5.10	Undisclosed Liabilities	37

5.11	Banking Relationships	37

5.12	Accounts Receivable	37

5.13	Title to Assets; All Tangible Assets	37

5.14	Condition of Assets	37

5.15	Real Property	38

5.16	Intellectual Property	39

5.17	Contracts	42

5.18	Employees/Independent Contractors	44

5.19	Governmental Permits	44

5.20	Compliance with Law and Orders	45

5.21	Insurance	48

5.22	Labor Matters	48

5.23	Employee Benefit Plans	49

5.24	Transactions with Affiliates	52

5.25	Absence of Certain Changes	52

5.26	Environmental Matters	53

5.27	Additional Information	54

5.28	Brokers	54

5.29	Relationship With Customers and Suppliers	54

5.30	Privacy Matters; IT System	55

5.31	Corporate Records	56

5.32	CARES Act	56

5.33	COVID-19	57

5.34	Statements and Other Documents Not Misleading	57

-ii-

(continued)

Page

ARTICLE VI	Representations and Warranties of Purchaser AND PARENT	57

6.1	Organization and Standing	57

6.2	Authority and Binding Effect	57

6.3	No Conflicts; Consents	58

6.4	Stock Consideration	58

6.5	Brokers	58

6.6	SEC Documents	58

ARTICLE VII	Covenants	59

7.1	Further Assurances	59

7.2	Certain Tax Matters	59

7.3	Employee Matters	62

7.4	Restrictive Covenants	62

7.5	Confidentiality	64

7.6	Termination of Related Party Arrangements	64

7.7	Public Announcements	64

7.8	Release	65

7.9	Lock-Ups	66

7.10	Non-Reliance	66

ARTICLE VIII	conditions to closing	67

8.1	Conditions to Obligations of Purchaser	67

8.2	Conditions to Obligations of the Seller Parties	68

ARTICLE IX	Indemnification	68

9.1	By the Seller Group	68

9.2	By Purchaser	71

9.3	Certain Limitations; Calculation and Satisfaction of Claims	71

9.4	Survival; Claims Period	73

9.5	Third Party Claims	74

9.6	Procedure for Direct Claims	75

9.7	No Contribution/Indemnification	76

9.8	Indemnification Payments	76

-iii-

(continued)

Page

ARTICLE X	General matters	76

10.1	Entire Agreement	76

10.2	Amendments and Waiver	76

10.3	Successors and Assigns	77

10.4	Governing Law	77

10.5	Consent to Jurisdiction	77

10.6	Interpretation	77

10.7	Counterparts	78

10.8	Disclosure Schedules	79

10.9	Negotiated Agreement	79

10.10	Severability	79

10.11	Specific Performance	79

10.12	No Third Party Beneficiaries	79

10.13	Expenses	79

10.14	Notices	80

ARTICLE XI	Seller representative	81

11.1	Appointment	81

11.2	Obligations	81

11.3	Successor	82

11.4	Reliance	82

-iv-

EXHIBITS

EXHIBITS

Exhibit A	Seller Group List
Exhibit B	Form of Promissory Notes
Exhibit C	Form of Bonus and General Release Agreement
Exhibit D	Form of Services Agreement
Exhibit E	Form of Acknowledgement of Intellectual Property Rights

-v-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 5, 2020, by and among (a) Tabula Rasa HealthCare, Inc., a Delaware corporation (“Parent”), (b) Tabula Rasa HealthCare Group, Inc., a Delaware corporation (“Purchaser”), (c) Personica Holdings, Inc., a Wisconsin corporation (the “Seller”), (d) Peter C. Farrow (“Farrow”), (e) Robert Tanner (“Tanner”), (f) Michele Bauer (“Bauer”), (g) Luke Johnson (“Johnson” and together with Farrow, Tanner and Bauer, the “Seller Group” and the Seller Group together with the Seller, the “Seller Parties”) and (h) Personica Holdings, Inc., a Wisconsin corporation, solely in its capacity as the Seller Representative (the “Seller Representative” and, together with Purchaser and the Seller Parties, each a “Party” and collectively, the “Parties”).

Recitals

WHEREAS, as a condition and an inducement to Purchaser entering into this Agreement, the following actions were taken prior to the Closing Date, and have occurred in the following order (collectively, the “Reorganization”):

(a)       On September 23, 2020, the Seller Group formed the Seller;

(b)       On September 28, 2020, the Seller made a protective election to be classified as an S Corporation (within the meaning of Section 1361 of the Code) for U.S. federal income tax and applicable state and local income tax purposes effective as of September 23, 2020 (the date of formation described in (a) above);

(c)       On September 28, 2020, the Seller Group contributed 100% of the capital stock of Personica, Inc., a Wisconsin corporation (“Personica Inc.”), to the Seller and the Seller elected for Personica Inc., then a subsidiary wholly owned by the Seller, to be classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (a “QSUB”) for U.S. federal income tax and applicable state and local income tax purposes effective September 28, 2020 (the “QSUB Election” and such aforementioned Reorganization steps (a) through (c) intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18); and

(d)        On September 29, 2020, Personica Inc. converted into Personica, LLC, a Delaware limited liability company (“Personica LLC” and together with its predecessor Personica Inc. following the consummation of such conversion, the “Company”), and filed an election on Form 8832 to become classified as a “disregarded entity” under Treasury Regulations Sections 301.7701-2 and -3 for U.S. federal income tax and applicable state and local income tax purposes (the “CTB Election”).

WHEREAS, as a result of the Reorganization, the Seller owns all of the issued and outstanding membership interests of the Company (the “Membership Interests”) and the Seller Group owns all of the issued and outstanding capital stock of the Seller.

WHEREAS, as a result of the Company’s U.S. federal income tax classification after the Reorganization as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3, the sale of the Membership Interests to Purchaser is intended to constitute the sale of all of the assets of the Company (and all of the assets of the Subsidiaries, which are each classified for U.S. federal income tax purposes as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3) and an assumption by Purchaser of all of the liabilities of the Company for U.S. federal income Tax purposes (such asset sale treatment together with the intent that steps (a) through (c) of the Reorganization constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18, the “Intended Tax Treatment”).

WHEREAS, each member of the Seller Group is the record and beneficial owner of the number of shares of capital stock of the Seller set forth opposite each such member of the Seller Group’s name on Exhibit A hereto.

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to assign, transfer and sell to Purchaser, and Purchaser desires to purchase, all of the Membership Interests.

Terms and Conditions

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“ACA” is defined in Section 5.23(g)(vii).

“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid, lease or performance deposits, employee advances and other miscellaneous receivables of the Company or any of its Subsidiaries (whether or not arising out of the ordinary course of business), together with, in each case, the full benefit of any security interest of the Company and its Subsidiaries therein and any claim, remedy or other right related to the foregoing.

“Accredited Investor” means a Person that is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Acknowledgement of Intellectual Property Rights” is defined in Section 3.2(a)(v).

“Action” means any claim, proceeding, litigation, lawsuit, action, cause of action, demand, suit, arbitration, mediation, inquiry, audit, notice of violation, citation, summons, subpoena, investigation or administrative, quasi-administrative or other proceeding, of any nature, whether civil, criminal, administrative, regulatory or otherwise and whether at Law or in equity.

“Administrative Relief” is defined in Section 7.2(a).

“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, whether through the ownership of voting securities, by Contract or otherwise, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates; provided, however, GHC shall not be considered an Affiliate of any Seller Party, the Company, its Subsidiaries, or any of their Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 25% or more of the voting stock or other equity interest shall be deemed to constitute control.

“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.

“Allocation Schedule” is defined in Section 7.2(d).

“Asset Allocation” is defined in Section 7.2(d).

“Assets” means, collectively, all of the assets, including inventory, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated of the Company and its Subsidiaries, whether or not reflected on the Financial Statements.

“Balance Sheet” is defined in Section 5.8(a).

“Balance Sheet Date” is defined in Section 5.8(a).

“Baseline Cash Amount” means $27,000,000.

“Basket” is defined in Section 9.3(a).

“Bauer” is defined in the Preamble.

“Bonus and General Release Agreement” is defined in Section 3.2(a)(iii).

“Business” means, collectively, the existing business (including pharmacy services and pharmacy benefit management services (or other similar or related services such as plan management or administrative services)), operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position and supplies, customers and customer relations and personnel of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Business Intellectual Property” means the Licensed Intellectual Property and the Owned Intellectual Property.

“CARES ACT” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Cash Consideration” is defined in Section 2.1.

“Claim Notice” is defined in Section 9.6(a).

“Claim Response” is defined in Section 9.6(a).

“Client” means those Persons who operate one or more Programs or who are participating pharmacy network providers with a pharmacy benefit management company.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals.

“Company Allocation” is defined in Section 7.2(d).

“Company Cash” means, collectively, all cash and cash equivalents held by the Company and its Subsidiaries, less (a) any and all restricted cash (including any amounts that are not freely available) and cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company or any of its Subsidiaries but have not cleared its bank or other accounts, all as determined in accordance with GAAP; less (b) any overdrafts or related fees, in each case determined immediately prior to the Closing.

“Company Confidential Information” is defined in Section 7.5.

“Company Contracts” is defined in Section 5.17(b).

“Company Disclosure Schedule” is defined in the preamble to Article V.

“Company Products” means the PharmaStar Services and the Pharmacy Services.

“Company Security” means all outstanding Membership Interests and any other Equity Interest in the Company.

“Company Software” means all Software (including any firmware or other Software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold at any time by the Company or any of its Subsidiaries (excluding Software licensed to the Company or any of its Subsidiaries under Off-the-Shelf Software Licenses solely for internal use).

“Compliance Certificate” is defined in Section 8.1(c).

“Confidential Information” means any information of a party, including a list, compilation, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable Law, including any purchase orders or statements of work authorized or issued pursuant to the terms of a contract.

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease” and/or the “novel coronavirus”, and any of their mutations or permutations, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing.

“CTB Election” is defined in the Recitals.

“Customer Contracts” means any Contracts pursuant to which the Company or any of its Subsidiaries has provided or will provide Company Products in connection with the Business.

“Damages” means any and all Liabilities, claims, demands, judgments, losses, Taxes, costs, damages or expenses whatsoever (including reasonable out-of-pocket attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Purchaser Party in connection therewith); provided, however, any costs attributable to Indemnified Purchaser Party’s employees that are incurred with respect to enforcement of any indemnification claim shall be excluded.

“Debt Amount” means, collectively, the amount of all Indebtedness of the Company and its Subsidiaries that is outstanding as of the Closing, determined immediately prior to giving effect to the Closing.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, could give rise to a right of termination, renegotiation, acceleration or a right to receive Damages or a payment of penalties.

“Deferred Cash Amount” means the sum of First Deferred Payment plus the Second Deferred Payment plus the Third Deferred Payment.

“Environmental Laws” means all Laws, Environmental Permits, policies, guidance documents, Orders and Contracts with any Governmental Body related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of hazardous materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to hazardous materials.

“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Body under any applicable Environmental Law and includes any and all Orders, consent orders or binding Contracts issued or entered into by a Governmental Body under any applicable Environmental Law.

“Equity Interest” means, in respect of any Person, (a) any capital stock or similar security of (or other ownership or profit interests in) such Person, (b) any security convertible into or exchangeable for any security (or other ownership or profit interests) described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), (d) any other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and (e) any “equity security” within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Payment Calculation Statement” is defined in Section 2.2.

“Estimated Purchase Price” is defined in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Claim” is defined in Section 7.8(a).

“Expiration Date” is defined in Section 9.4.

“Farrow” is defined in the Preamble.

“Federal Health Care Program” means any “Federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, CHIP, TRICARE and similar or successor programs with or for the benefit of any Government Body.

“Final Company Cash” means the Company Cash, as finally determined pursuant to Section 2.4(b).

“Final Company Transaction Expenses” means the Transaction Expenses, as finally determined pursuant to Section 2.4(b).

“Final Debt Amount” means the Debt Amount, as finally determined pursuant to Section 2.4(b).

“Final Determination” means, with respect to any issue, (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Final Net Working Capital” means the Net Working Capital, as finally determined pursuant to Section 2.4(b).

“Final Purchase Price” is defined in Section 2.4(c).

“Final Purchase Price Calculation Statement” is defined in Section 2.4(c).

“Financial Statements” is defined in Section 5.8(a).

“First Deferred Payment” means $7,500,000.

“Fundamental Representations” means the representations and warranties set forth in Article IV (Representations and Warranties of the Seller Parties), Sections 5.1 (Organization and Standing), 5.2 (Capitalization and Ownership), 5.3 (Subsidiaries), 5.4 (Authority and Binding Effect), 5.5 (Validity of the Transactions), 5.9 (Taxes), 5.16 (Intellectual Property), 5.24 (Transactions with Affiliates), and 5.28 (Brokers).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Cap” means $4,000,000 plus interest thereon at a rate of 3.25% calculated in the same manner as interested is calculated pursuant to the terms of the Promissory Notes.

“General Cap Claim” is defined in Section 9.3(b).

“GHC” means Group Health Cooperative of Eau Claire, a Wisconsin membership cooperative.

“GHC Agreement” means that certain Pharmacy Benefit Management Program Agreement, dated as of January 1, 2020, by and between PharmaStar and GHC.

“GHC Amendment” means an amendment to the GHC Agreement.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permit Action” is defined in Section 5.19.

“Governmental Permits” means any permits, licenses, registrations, listings, certificates of occupancy, approvals, accreditation, privileges or other authorizations of any nature whatsoever, granted, approved, accepted or allowed by any Governmental Body.

“Health Care Laws” means all Laws, to the extent such Laws are applicable to the Company, including any of the Company’s officers, agents, employees or contractors (including any Healthcare Providers) in their capacity as such, as applicable, relating to the regulation, provision or administration of, or provision of services to or by, pharmacies and pharmacy benefit managers; participation in Federal Health Care Programs; the practice of pharmacy and the dispensing of medication, including the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and any corresponding state laws; licensure, certification, accreditation, registration, or permits applicable to the activities and operations of pharmacy benefit managers; staffing; prescription documentation and claims; network adequacy; formulary design; direct and indirect remuneration; cost-sharing amounts including copayments and coinsurance; pharmacy record keeping, inventory and other requirements and regulations of the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and state pharmacy boards; unprofessional conduct by Healthcare Providers; fee-splitting; referrals; billing and submission of false or fraudulent claims; claims processing; rebates and discounts; quality, safety; medical privacy and security or processing of health records; patient confidentiality and informed consent; the hiring of employees or acquisition of services or supplies from Persons excluded from participation in federal health care programs; standards of care; quality assurance; risk management; utilization review; utilization management; peer review; mandated reporting of incidents, occurrences, diseases and events; advertising or marketing of health care services; establishment, marketing and management of health care provider networks and care management; and the enforceability of restrictive covenants on health care providers. Such Health Care Laws shall include but not be limited to: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lllhhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)); Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code; Section 1877 of the Social Security Act (42 U.S.C. 1395nn); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the Federal Criminal False Claims Act (18 U.S.C. § 287); the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035); Health Care Fraud (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), or any regulations promulgated pursuant to such statutes (other than the regulations promulgated pursuant to the Anti-Kickback Statute), or similar state or local statutes or regulations; the administrative simplification provisions of HIPAA, the regulations promulgated thereunder, and any similar state or local statutes or regulations governing the privacy or security of patient information; the Federal Trade Commission Act, the regulatory and staff guidance issued thereunder, and state or local consumer protection laws; licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, pharmacy items, services or goods; state privacy, security, and breach notification laws; state laws related to the audits of pharmacy claims by pharmacy benefit managers; state laws applicable to third party administrators; state laws regulating the activities and operations of pharmacy benefit managers; state laws directly related to the activities and operations of private review agents; and state laws applicable to pharmacy benefit managers who are licensed, certified, registered, permitted, or otherwise maintain regulatory authorization to serve as a managed care organization; and all comparable foreign, federal, state and local Law for any of the foregoing and the rules and regulations promulgated pursuant to all such Law, each as amended from time to time.

“Healthcare Provider” has the meaning set forth in Section 5.20(e).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“Incorporation Date” has the meaning set forth in Section 5.9(s).

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of Default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under capital leases and those arrangements which should have been recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker’s acceptances or letters of credit, (g) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business), (h) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Closing Date in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the maximum liquidation preference that such Person may be required to pay plus, without duplication, accrued and unpaid dividends, (i) any deferred revenue, (j) any amounts owed to Affiliates of such Person (including any amounts owed to KMTSJ by the Seller, the Company or its Subsidiaries except for amounts owed pursuant to a Customer Contract), (k) amounts owed to GHC by the Seller, the Company or its Subsidiaries except for amounts owed pursuant to a Customer Contract (l) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any of its Subsidiaries, (m) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through l), and (n) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Purchaser Party” is defined in Section 9.1(a).

“Indemnified Seller Party” is defined in Section 9.2(a).

“Indemnitor” means any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accounting Firm” is defined in Section 2.4(c).

“Initial Cash Amount” means the cash amount set forth in the Estimated Closing Payment Calculation Statement minus the Deferred Cash Amount.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, including any and all: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, renewals, extensions and reexaminations thereof, and all industrial designs and registrations and applications therefor, (b) trademarks, service marks, trade dress, logos, slogans, trade names, domain names, URLs, brand names, and corporate names, user names, screen names, internet and mobile account names (including social media names, “tags,” and “handles”) or other designations of source, origin, sponsorship, endorsement or certification, together with all goodwill associated with any of the foregoing, whether or not applied for or registered and all applications, registrations and renewals in connection therewith, (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, together with all translations, adaptations, derivations and combinations thereof and all website content, documentation, advertising copy, marketing materials, specifications, drawings, graphics, databases, and recordings, (d) all trade secrets and Confidential Information (including ideas, source code, object code, invention disclosure statements, databases, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, tools, methods, product road maps, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), (e) all computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, application programming interfaces, user interfaces, assemblers, applets, compilers, compiled code, binaries, design tools, development tools, operating systems, in each case whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations, and derivative works thereof (“Software”), (f) all other proprietary rights and rights of publicity relating to any of the foregoing, including rights to priority, causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the Laws of any jurisdiction, and (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intended Tax Treatment” is defined in the Recitals.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software (other than proprietary software developed for or by the Company or any of its Subsidiaries for the Company’s or any of its Subsidiaries’ own internal use or providing to Persons), databases (but not including any data contained therein or associated therewith), data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company or any of its Subsidiaries, or any of them, but excluding such lines or infrastructure owned or operated by third parties (e.g., internet service providers, telecommunications carriers, and the like) to which the Company or any of its Subsidiaries has access under a Contract.

“Johnson” is defined in the Preamble.

“KMTSJ” means KMTSJ, Inc., a Wisconsin corporation.

“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, means the (a) actual knowledge of an individual or (b) knowledge that a prudent individual could be expected to discover or otherwise become aware of with respect to any particular fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter. A Person other than an individual shall be deemed to have “Knowledge” of a fact or matter if any individual who is serving as a director, manager or officer of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or matter.

“Law” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued, enacted, adopted or promulgated by or under the authority of any Governmental Body.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature whatsoever, of or by any Person, whether absolute or contingent, asserted or unasserted, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and used or held for use by the Company or any of its Subsidiaries under a license, sublicense or permission.

“Liens” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Liquidated Claim Notice” is defined in Section 9.6(a).

“Lock-up Period” is defined in Section 7.9.

“Malware” means computer instructions or code that can alter, destroy, shut down, lock out, lock up, encrypt, inhibit or interfere with the operation of or access to computer software, databases, data, network, servers, or any related computer environment, including but not limited to other programs’ data storage and computer libraries; programs that self-replicate without manual intervention; instructions programmed to activate at a predetermined time upon a specified event; programs that permit unauthorized access to computer software or hardware or databases; programs that purport to do a meaningful function but are designed for a different and harmful function; and programs that perform no useful function but utilize substantial computer, telecommunications, memory, or other resources, including viruses, Trojan horses, botnets, spiders, time bombs, protect codes, data destruction keys, trap doors, kill switches, and similar codes or devices.

“Material Adverse Effect” means any change, effect event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (i) the Liabilities, financial condition, assets, results of operations, prospects, liquidity, products, competitive position, customers or customer relations of the Company, any of its Subsidiaries or the Business or (ii) the ability of the Seller Parties or the Company to consummate the Transactions or to perform any of their respective obligations under this Agreement, in each case other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions which do not disproportionately affect the Company, any of its Subsidiaries or the Business, (b) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Company, any of its Subsidiaries or the Business, (c) any change in accounting requirements or principles or any change in applicable Law or (d) related to any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis that do not disproportionately affect the Company, any of its Subsidiaries or the Business.

“McKesson Lien” means the Lien over PersonifilRx’s assets held by McKesson Corporation pursuant to that certain Supply Agreement, effective as of July 12, 2018, by and between PersonifilRx and McKesson Corporation.

“Measurement Date” means the date that is one hundred eighty (180) days following the Closing Date.

“Membership Interests” is defined in the Recitals.

“Net Working Capital” means the current assets of the Company and its Subsidiaries (excluding the Company Cash and deferred income tax assets) less the current liabilities of the Company and its Subsidiaries (excluding the Transaction Expenses, the current portion of any Indebtedness and deferred income tax liabilities), each determined as of the close of business on the day immediately preceding the Closing Date in a manner consistent with the preparation of the Net Working Capital Schedule, including the application of GAAP therein, consistently applied, and, to the extent consistent with GAAP, shall be consistent in all material respects with the books and records of the Company and its Subsidiaries.

“Net Working Capital Schedule” means the schedule attached hereto as Schedule 2, which schedule contains the calculations and principles used to determine the Net Working Capital.

“Non-Qualified Deferred Compensation Plan” is defined in Section 5.23(g)(vi).

“Notice of Third Party Claim” is defined in Section 9.5(a).

“Off-the-Shelf Software License” means any license or other Contract for generally commercially available, off-the-shelf Software that in each case has incurred license fees of less than $10,000 per year.

“Open Source Software” means any Software subject to a license agreement that (a) requires the licensor to permit reverse-engineering of the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software (except to the extent required by law for interoperability purposes), or (b) requires the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software to (i) be distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be distributed at no charge. Open Source Software license agreements include, but are not limited to: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the Apache Server license, (h) the QT Free Edition License, (i) the IBM Public License, (j) BitKeeper and (k) the Common Public License.

“Order” means any judgment, decree, injunction, order, ruling, writ, citation or award of any nature of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“Ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means an entity’s certificate or articles of incorporation, formation or organization, certificate defining the rights and preferences of securities, general or limited partnership agreement, bylaws or operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“OSS License” means any license or other Contract pursuant to which Software is licensed or distributed that requires licensees or recipients to (i) disclose or otherwise make available the source code for any Software incorporating or using such licensed or distributed Software, or that is a derivative work of such licensed distributed Software, or that was otherwise authored or developed using such licensed or distributed Software, or (ii) distribute or make available the Software described in item (i) on terms specified in such license or other Contract, including, but not limited to, the GNU General Public License (GPL) (any version) or other open source code license.

“OSS Modifications” means any and all modifications to or derivative works of any Open Source Software made by or on behalf of the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” is defined in the Preamble.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent’s Transfer Agent” means American Stock Transfer & Trust Company.

“Party” is defined in the Preamble.

“Payoff Letters” is defined in Section 3.2(a)(vii).

“Permitted Liens” means (a) Liens for Taxes, assessments or similar charges not yet due and payable, (b) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of the Business not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside therefor, (c) easements, rights of way, restrictions, and the like affecting any real property, in each case of record, visible upon a physical inspection of the real property or otherwise made known to Purchaser and which, individually or in the aggregate, do not materially affect the use and enjoyment of the real property and (d) the McKesson Lien.

“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, association, joint venture, trust or other legal entity.

“Personal Information” means (i) any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable Laws (including financial information and protected health information, as such term is defined under HIPAA).

“Personica Inc.” is defined in the Recitals.

“Personica LLC” is defined in the Recitals.

“PersonifilRx” means PersonifilRx, LLC, a Wisconsin limited liability company.

“PersonifilRx New England” means PersonifilRx New England, LLC, a Wisconsin limited liability company.

“Pharmacy Services” means the closed-door long-term pharmacy services provided by PersonifilRx and PersonifilRx New England.

“PharmaStar” means PharmaStar, LLC, a Wisconsin limited liability company.

“PharmaStar Services” means the pharmacy benefit manager services provided by PharmaStar, including the real time adjudication of prescription drug benefits, facilitation of the payment of pharmacies, the collection of drug rebates, and associated reporting and analysis for Clients who operate one or more Programs.

“Plans” means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or for which the Company or any of its Subsidiaries otherwise has or may have any Liability, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or for which the Company or any of its Subsidiaries otherwise has or may have any Liability either directly or as a result of an ERISA Affiliate, including employment Contracts, offer letters, severance policies or Contracts, retention or change in control compensation agreements, executive compensation arrangements, bonus, commission or other incentive arrangements, equity-based compensation, deferred compensation arrangements, welfare or fringe benefits, and each other employee benefit plan, fund, program, Contract or arrangement.

“PPP” means the Paycheck Protection Program set forth in the CARES Act, including all rules and regulations promulgated in connection therewith.

“PPP Lender” means BMO Harris Bank National Association.

“PPP Loans” means (i) the Promissory Note, dated as of April 9, 2020, issued by PharmaStar to the PPP Lender in the principal amount of $344,700.00 and (ii) the Promissory Note, dated as of April 17, 2020, issued by PersonifilRx to the PPP Lender in the principal amount of $44,200.00, in each case together with all amendments thereto and other documents referenced therein or executed in connection therewith.

“Pre-Closing Tax Period” means any taxable period ending prior to or on the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

“Privacy Laws” is defined in Section 5.30(a).

“Programs” means all Program for All-inclusive Care for the Elderly programs, community health plans, and/or commercial health plans.

“Promissory Notes” is defined in Section 2.5.

“Pro Rata Share” means, for each member of the Seller Group, the percentage of any distributions of Parent Stock by the Seller in accordance with Section 7.9.

“Provider Relief Fund” is defined in the definition of “Relief Fund Payment Terms and Conditions”.

“Purchase Price” is defined in Section 2.1.

“Purchaser” is defined in the Preamble.

“Purchaser’s Closing Payment Calculation Statement” is defined in Section 2.4(a).

“Purchaser’s Proposed Calculations” is defined in Section 2.4(a).

“QSUB” is defined in the Recitals.

“QSUB Election” is defined in the Recitals.

“Qualified Plan” is defined in Section 5.23(c).

“Real Estate Agreements” is defined in Section 5.15(b).

“Real Estate Lease” is defined in Section 5.15(a).

“Real Estate License” is defined in Section 5.15(b).

“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares of stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase and leasehold options, easements, licenses, rights of use and occupancy, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all structures, owned by the Company or any of its Subsidiaries or used in the operation of the Business, together with any additions thereto or replacements thereof.

“Registered IP” is defined in Section 5.16(a).

“Release” means any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

“Released Claims” is defined in Section 7.8(a).

“Releasee” is defined in Section 7.8(a).

“Releasor” is defined in Section 7.8(a).

“Relief Fund Payment Terms and Conditions” means the terms and conditions established by the United States Department of Health and Human Services for the receipt of any funds from the Public Health and Social Services Emergency Fund (“Provider Relief Fund”) or other CARES Act programs.

“Remaining Disputed Items” is defined in Section 2.4(c).

“Reorganization” is defined in the Recitals.

“Response Period” is defined in Section 9.6(a).

“Restricted Party” is defined in Section 7.4(a).

“Restricted Period” is defined in Section 7.4(a).

“Review Period” is defined in Section 2.4(b).

“SBA” means the U.S. Small Business Administration.

“Scheduled IP” is defined in Section 5.16(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 6.6.

“SEC Effective Date” is defined in Section 6.6.

“Second Deferred Payment” means $5,500,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Group” is defined in the Preamble.

“Seller Parties” is defined in the Preamble.

“Seller Representative” is defined in the Preamble.

“Seller Security” means all the Seller Shares and any other Equity Interest in the Seller.

“Seller Shares” means all of the issued and outstanding capital stock of the Seller.

“Seller’s Proposed Calculations” is defined in Section 2.4(b).

“Services Agreement” is defined in Section 3.2(a)(iv).

“Software” is defined in the definition of “Intellectual Property.”

“State Privacy Laws” is defined in Section 5.30(a).

“Stimulus Funds” is defined in Section 5.32(a).

“Stock Consideration” is defined in Section 2.1.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subchapter S Effective Date” is defined in Section 5.9(q).

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other organization, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors, board of managers or other persons performing similar functions.

“Subsidiary Shares” is defined in Section 5.3(b).

“Tanner” is defined in the Preamble.

“Target Net Working Capital” means negative $800,000.

“Tax Returns” means all reports, returns, statements, elections, declarations, disclosures, informational returns or statements (including estimated reports, returns, schedules or statements) and other similar filings required to be filed by a Party with respect to any Taxes (including any schedule or attachment thereto), and including any amendment thereof.

“Taxes” shall mean all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, unemployment, windfall, escheat or unclaimed property, environmental, social security (or equivalent), Medicare, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment), whether disputed or not, and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations including by application of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Third Deferred Payment” means $4,000,000.

“Third Party Defense” is defined in Section 9.5(b).

“Third Party Payor” means all Federal Health Care Programs, workers compensation and all other state or local governmental insurance programs, as well as any private, non-governmental insurance programs, administered self-funded employer plans, union plans, and managed care programs with which the Company contracts to provide services or through which the Company receives payments or reimbursements for services provided by the Company or any of its respective managers, officers, employees, contractors or agents.

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Bonus and General Release Agreements, the Services Agreement, the Acknowledgement of Intellectual Property Rights and any other certificate, instrument, Contract or document required to be delivered pursuant to the terms hereof.

“Transaction Expenses” means the sum of the following costs and expenses incurred on or prior to the Closing by any of the Seller Parties or the Company (or any of its Subsidiaries) and unpaid as of the Closing: (a) all fees, costs and expenses relating to the Transactions, including legal, accounting, investment banking (including any broker’s fees), Tax, financial advisory and appraisal costs, and all other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents, (b) the bonuses to be paid pursuant to Bonus and General Release Agreement, (c) the aggregate amount payable under any change of control, severance, transaction or retention bonuses, golden parachute, Tax gross-up or similar payments which are payable by the Company (or any of its Subsidiaries) in connection with the consummation of the Transactions, including all payroll Taxes (including the employer portion of any employment Taxes payable with respect thereto, and other Taxes required to be withheld with respect to such payments or on account of any payment with respect to any Equity Interests, and which shall include, but not be limited to, any Taxes deferred under the CARES Act on wages paid prior to or in connection with the Closing), (d) all Transfer Taxes, and (e) any payments, costs, fees or expenses associated with obtaining any waivers, consents or approvals required to be obtained prior to Closing in connection with the Transactions.

“Transactions” means the sale and purchase of the Membership Interests, and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 7.2(b).

“Unliquidated Claim” is defined in Section 9.6(a).

“U.S.” means the United States of America.

“WARN” is defined in Section 5.22(c).

ARTICLE II

Sale and Purchase of the MEMBERSHIP INTERESTS

2.1              Sale and Purchase. Subject to the terms and conditions contained in this Agreement and subject to the adjustment set forth in Section 2.4, the Seller shall assign, sell, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in, to and under, the Membership Interests in consideration of (a) an aggregate amount of cash equal to the Baseline Cash Amount plus, (i) the Final Company Cash, minus, (ii) the Final Debt Amount, minus (iii) the Final Company Transaction Expenses, and, (iv) if the Final Net Working Capital exceeds the Target Net Working Capital, plus the amount of such excess, and, (v) if the Final Net Working Capital is less than the Target Net Working Capital, minus the amount of such deficiency (the “Cash Consideration”) and (b) 555,555 shares of Parent Stock (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”). Parent acknowledges that it will receive good and valuable consideration as a result of Purchaser’s acquisition of the Membership Interests, sufficient to support its obligations hereunder, including its obligation to issue shares of Parent Stock to the Seller on the terms set forth in this Agreement.

2.2              Estimated Closing Payment Calculation Statement. At least one (1) Business Days prior to the Closing, the Seller shall deliver to Purchaser a written statement (the “Estimated Closing Payment Calculation Statement”), which shall set forth the Seller’s good faith estimate as of the Closing of each of the following calculated in accordance with the terms set forth herein: (a) the Company Cash, (b) the Debt Amount, (c) the Transaction Expenses, (d) the Net Working Capital (and each component thereof), and (e) the Purchase Price determined in accordance with Section 2.1 (the “Estimated Purchase Price”) to be paid to the Seller (including Cash Consideration and Stock Consideration with the Stock Consideration listed as a number of shares). The Estimated Closing Payment Calculation Statement shall also set forth the Estimated Purchase Price, as described in Section 2.3, as well as the wiring instructions relating thereto. Purchaser shall have the opportunity to review and comment on the Estimated Closing Payment Calculation Statement and the Seller shall, in good faith, review and revise the Estimated Closing Payment Calculation Statement based on any such comments provided by Purchaser; provided, however, Purchaser shall not be deemed to have agreed to such Estimated Closing Payment Calculation Statement and the use of such Estimated Closing Payment Calculation Statement shall not in any way prejudice Purchaser’s right to raise any matter in Purchaser’s Closing Payment Calculation Statement. For the avoidance of doubt, any failure of Purchaser to raise any objection or dispute with respect to the Estimated Closing Payment Calculation Statement shall not in any way prejudice Purchaser’s right to raise any matter in Purchaser’s Closing Payment Calculation Statement. The Estimated Closing Payment Calculation Statement must be final at least one (1) Business Day prior to the Closing.

2.3              Closing Payments. At the Closing, unless otherwise specified in this Section 2.3:

(a)               Purchaser shall pay to the Seller, the Initial Cash Amount set forth in the Estimated Closing Payment Calculation Statement, to the account or accounts designated in the Estimated Closing Payment Calculation Statement;

(b)               as soon as reasonably practicable following the Closing, Parent shall cause to be issued to the Seller, 555,555 shares of Parent Stock recorded in book-entry form in the name of the Seller with Parent’s Transfer Agent;

(c)               Purchaser shall pay to each holder of any portion of the Debt Amount, the amount(s) of the applicable Indebtedness owed to such holder pursuant to wire instructions or other payment instructions provided by such holder;

(d)               Purchaser shall pay to each Person to whom a Transaction Expense (other than any payment referenced in clause (b) of the definition of Transaction Expenses) is owed, the amount of the applicable Transaction Expense pursuant to wire instructions or other payment instructions provided by such Person; and

(e)               Purchaser shall cause the Company’s applicable Subsidiary to pay to each employee receiving any payment referenced in clause (b) of the definition of Transaction Expenses, the amount of such payment in accordance with the Company’s applicable Subsidiary’s normal payroll procedures following the Closing and following the expiration of the revocation period set forth in such employee’s Bonus and General Release Agreement.

2.4              Cash Consideration Adjustment.

(a)               Within two hundred seventy (270) days after the Closing Date, Purchaser shall prepare and deliver to the Seller a written statement (“Purchaser’s Closing Payment Calculation Statement”) setting forth Purchaser’s calculations (“Purchaser’s Proposed Calculations”) of (i) the Company Cash, (ii) the Debt Amount, (iii) the Transaction Expenses, (iv) the Net Working Capital, and (v) the Cash Consideration actually due to the Seller calculated in accordance with Section 2.1 based on the amounts in the foregoing clauses (i) – (iv).

(b)               After receipt of Purchaser’s Closing Payment Calculation Statement, the Seller shall have the longer of: (x) thirty (30) days or fifteen (15) days after having received all material information and records reasonably requested by the Seller that are necessary to determinate the accuracy and completeness of Purchaser’s Closing Payment Calculation Statement so long as any such request is made within ten (10) days after the delivery of Purchaser’s Closing Payment Calculation Statement (the “Review Period”) to review Purchaser’s Closing Payment Calculation Statement. During the Review Period, Purchaser shall (i) permit the Seller to have reasonable access during normal business hours to the books and records pertaining to or used in connection with the preparation of Purchaser’s Closing Payment Calculation Statement and (ii) provide the Seller reasonable access during normal business hours to Purchaser’s and the Company’s employees and accountants as reasonably requested by the Seller; provided that such access will be in a manner that does not unreasonably interfere with the normal business operations of Purchaser or the Company. On or prior to the last day of the Review Period, the Seller shall notify Purchaser in writing of any disagreement with Purchaser’s Closing Payment Calculation Statement or with the accuracy of any of Purchaser’s Proposed Calculations. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees and shall include the Seller’s proposed changes to the calculation of the Company Cash, the Debt Amount, the Transaction Expenses, the Net Working Capital and the Purchase Price, as applicable (the “Seller’s Proposed Calculations”); provided, that the Seller may only dispute any matters in Purchaser’s Proposed Calculations based on (x) non-compliance with the definitions of Net Working Capital, Debt Amount and Transaction Expenses, and (y) mathematical errors in the computation of Purchaser’s Proposed Calculations. The Seller shall be deemed to have agreed with all other items and amounts included in Purchaser’s Closing Payment Calculation Statement that are not identified in the Seller’s Proposed Calculations. If the Seller does not dispute any aspect thereof or the amount of any of Purchaser’s Proposed Calculations during the Review Period, then Purchaser’s Closing Payment Calculation Statement and Purchaser’s Proposed Calculations shall be conclusive and binding upon the Parties.

(c)               In the event of a dispute with respect to the Seller’s Proposed Calculations, Purchaser and the Seller shall attempt to reconcile differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Purchaser and the Seller are unable to reach a resolution to such effect within thirty (30) days after Purchaser’s receipt of the Seller’s Proposed Calculations, Purchaser and the Seller shall engage BDO USA LLP (the “Independent Accounting Firm”), acting as experts and not as arbitrators, to resolve the remaining disputed items (the “Remaining Disputed Items”). The Independent Accounting Firm shall be directed to, within thirty (30) days after such submission, determine and report to the Parties upon the Remaining Disputed Items with respect to Purchaser’s Closing Payment Calculation Statement, and such report shall be final, binding and conclusive on the Parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Independent Accounting Firm shall be authorized to resolve only the Remaining Disputed Items, and such resolution shall be based solely on the materials submitted by the Parties and not on independent review, and, in any event, shall be no less than the lesser of the amount claimed by either Purchaser or the Seller, and shall be no greater than the greater of the amount claimed by either Purchaser or the Seller. The statement and amount selected by the Independent Accounting Firm are referred to herein as the “Final Purchase Price Calculation Statement” and the “Final Purchase Price,” respectively. Purchaser and the Seller shall execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. The Independent Accounting Firm shall determine the allocation of its costs and expenses based upon the percentage by which the portion of the contested amount not awarded to Purchaser, on the one hand, or the Seller, on the other hand, bears to the amount actually contested by or on behalf of such Parties. For example, if the Seller claims the Final Purchase Price is $1,000 more than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by the Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to the Seller.

(d)               Upon the determination, in accordance with Section 2.4, of the Final Purchase Price and the determination of the Final Net Working Capital, the Final Debt Amount and the Final Company Transaction Expenses pursuant to Section 2.4(c):

(i)                 If the Final Purchase Price is greater than the Estimated Purchase Price, then Purchaser shall, within five (5) Business Days of the date upon which the Final Purchase Price is determined, pay the amount of any such excess to the Seller in accordance with written instructions provided by the Seller to Purchaser; and

(ii)              If the Final Purchase Price is less than the Estimated Purchase Price, the Parties agree that, without any further action required by any Party hereto, the amount of the Third Deferred Payment shall be reduced by the amount of any such deficiency.

(e)               Any payment to be made pursuant to Section 2.4(d)(i) shall be, subject to Section 2.6, paid in cash and made to the account designated in writing by the Seller. Any rights accruing to any Party under this Section 2.4 be in addition to and independent of the rights to indemnification under ARTICLE IX and any payments made to any Party under this Section 2.4 shall not be subject to the requirements of Article IX.

2.5              Payment of Deferred Cash Amounts. Purchaser or Parent shall pay to the Seller the following amounts, with each separate amount evidenced by a separate promissory note executed by Purchaser and Parent as co-obligors and payable to the Seller (collectively, the “Promissory Notes”), in the form of Exhibit B hereto:

(a)               Within two (2) Business Days following January 1, 2021, the First Deferred Payment plus interest, to the account designated in writing by the Seller.

(b)               Within two (2) Business Days following April 1, 2021, the Second Deferred Payment plus interest, to the account designated in writing by the Seller.

(c)               Within two (2) Business Days following the date that is twelve (12) months after the Closing Date, Purchaser shall pay to the Seller the Third Deferred Payment plus interest, to the account designated in writing by the Seller.

2.6              Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Purchaser has or may have, upon advance written notice to the Seller Representative specifying in detail the basis therefor, Purchaser shall have the right, at its option in its sole discretion, to withhold and set-off against any amount to be made by Purchaser to the Seller pursuant to this Agreement (including any amount under Section 2.4, Section 2.5 or Article IX) the amount of (a) any outstanding Damages to which any Indemnified Purchaser Party is then entitled under Article IX of this Agreement or any other Transaction Document; provided, that, in the event that any Damages have not been finally determined or resolved in accordance with the terms of this Agreement at the time that Purchaser is obligated to make a payment to the Seller, Purchaser shall have the right to withhold any amounts to be paid by Purchaser to the Seller pursuant to this Agreement until such time as such claim or disputed amounts are finally resolved in accordance with the terms hereof or (b) any amounts owed to Purchaser pursuant to Section 2.4 following the determination of the Final Purchase Price.

2.7              Withholding. Each of Purchaser, the Company and any of the Company’s Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state, local or foreign Tax Laws. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Body and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

the Closing

3.1              Location; Date. The closing for the Transactions (the “Closing”) shall be held via exchange of documentation and signature pages via electronic means, at 10:00 a.m., Eastern Time, on the date hereof, unless the Parties (other than the Seller Representative) mutually agree in writing to another date or place (the “Closing Date”). The consummation of the Transactions shall be deemed to occur at 12:01 a.m., Eastern Time, on the date of Closing.

3.2              Deliveries. At the Closing and as a condition to Closing:

(a)               The Seller Parties shall have delivered to Purchaser:

(i)               duly executed assignment of membership interests executed in favor of, Purchaser;

(ii)              a certificate of the Secretary of the Company and the Seller, duly executed and dated the Closing Date, as to the incumbency of each officer of the Company and the Seller executing a Transaction Document or any document related thereto, attaching and certifying the Organizational Documents of the Company and the Seller, all of the resolutions adopted by the board of managers of the Company and the board of directors of the Seller relating to this Agreement, the Transactions or any document related thereto, a good standing certificate for the Company issued by the Secretary of State of the State of Delaware and a good standing certificate for the Seller issued by the Wisconsin Department of Financial Institutions;

(iii)             a duly executed release by each employee receiving any payment referenced in clause (b) of the definition of Transaction Expenses in favor of Purchaser, the Company and its Subsidiaries substantially in the form of Exhibit C hereto (the “Bonus and General Release Agreement”);

(iv)             a duly executed services agreement between KMTSJ, on the one hand, and the Company and its Subsidiaries, on the other hand, substantially in the form of Exhibit D hereto (the “Services Agreement”);

(v)             a duly executed agreement between KMTSJ, on one hand, and the Company and its Subsidiaries, on the other hand, substantially in the form of Exhibit E hereto (the “Acknowledgement of Intellectual Property Rights”);

(vi)             resignations, in form and substance reasonably satisfactory to Purchaser, of each director and each officer of the Company and each of its Subsidiaries as designated by Purchaser, which resignations shall be effective as of the Closing;

(vii)            payoff letters, in form and substance reasonably satisfactory to Purchaser, evidencing the discharge or payment in full of any Debt Amount outstanding as of the Closing Date (the “Payoff Letters”), in each case duly executed by each holder of such Debt Amount as reflected in such Payoff Letter and in the Estimated Closing Payment Calculation Statement, which Payoff Letters shall also provide for termination of the underlying credit facility or other Contract, Lien terminations and other instruments of discharge to fully and finally release any Liens related to such Debt Amount;

(viii)          executed questionnaires from each Seller Party confirming his, her or its status as an Accredited Investor;

(ix)             the Estimated Closing Payment Calculation Statement in accordance with Section 2.2;

(x)              a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations duly executed by the Seller; an IRS Form W-9 duly executed by the Seller; and any other Tax certifications or documents requested by Purchaser or its Affiliates with respect to the Transactions;

(xi)             all corporate books and records and other property of the Company and each of its Subsidiaries in the possession of any of the Seller Parties or any Affiliate thereof (other than the Company or any of its Subsidiaries);

(xii)            the additional deliverables referenced in Section 8.1; and

(xiii)          such other documents, instruments, certificates and Contracts as may be reasonably required by Purchaser to consummate and give effect to the Transactions.

(b)               Purchaser shall deliver to the Seller (or on behalf of the Seller, as provided in Section 2.3):

(i)               the payments described in Section 2.3, in accordance with the terms thereof, except for such payments that are to be made following the Closing as set forth in Section 2.3;

(ii)              the Promissory Notes; and

(iii)             such other documents, instruments, certificates and Contracts as may be reasonably required by the Seller to consummate and give effect to the Transactions.

3.3              No Further Ownership in the Membership Interests. As of the Closing, the Seller shall cease to have any rights with respect to the Membership Interests, except for the right to receive the payments contemplated by Article II.

ARTICLE IV

Representations and warranties of the seller Parties

The Seller Group, severally but not jointly, and solely with respect to (i) the Seller and (ii) him or herself, hereby represents and warrants to Purchaser as follows:

4.1              Organization and Standing. The Seller is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Wisconsin. The Seller has been recently formed for the purpose of accomplishing the Transactions and, therefore, does not have any operating history.

4.2              Authority and Binding Effect. Such Seller Party has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by such Seller Party and perform such Seller Party’s obligations hereunder and thereunder. Neither the execution nor delivery of this Agreement or any other Transaction Document by the Seller, nor the consummation of the Transactions will result in a Default under the Organizational Documents of the Seller. This Agreement and the other Transaction Documents each constitute the legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at Law or in equity).

4.3              Validity of the Transactions. Neither the execution and delivery of any Transaction Document by any Seller Party, nor the consummation of any of the Transactions (a) will result in a Default under any Law or Order which is applicable to such Seller Party, (b) will result, or could reasonably be expected to result, in a Default under, or require the consent or approval of any party to, any Contract to which such Seller Party is a party or otherwise bound or affected or (c) require such Seller Party to notify a Governmental Body or obtain any Governmental Permits.

4.4              Restrictions. Such Seller Party is not a party to any Contract or subject to any restriction or any Order or Law which could reasonably be expected to affect or restrict the ability of such Seller Party to consummate any of the Transactions.

4.5              Capitalization and Ownership.

(a)               The Seller holds of record and owns beneficially all of the Membership Interests, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind that will not be automatically released or terminated as of the Closing. The Membership Interests were not issued in violation of (i) any Contract to which the Seller is or was a party or beneficiary or by which the Seller or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by the Seller, will be effective to transfer valid title to the Membership Interests to Purchaser, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.

(b)               Each member of the Seller Group holds of record and owns beneficially all of the Seller Shares set forth opposite such member of the Seller Group’s name on Exhibit A hereto. Such member of the Seller Group’s Pro Rata Share is correctly set forth on Exhibit A. The Seller Shares set forth opposite such member of the Seller Group’s name on Exhibit A hereto correctly sets forth all of the Seller Securities owned of record or beneficially by such member of the Seller Group and such member of the Seller Group does not own (or have any rights in or to acquire) any other Seller Securities. Such member of the Seller Group’s Seller Shares were not issued in violation of (i) any Contract to which such member of the Seller Group is or was a party or beneficiary or by which such member of the Seller Group or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person.

4.6              Investment Representations.

(a)               Such Seller Party has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as Parent as to be capable of evaluating the merits and risks of an investment in the Parent Stock. Such Seller Party has the financial ability to bear the economic risk of his, her or its investment in the Parent Stock being acquired hereunder, has adequate means for providing for his, her or its current needs and contingencies and has no need for liquidity with respect to his, her or its investment in Parent.

(b)               Such Seller Party is acquiring the shares of Parent Stock hereunder for investment for such Seller Party’s own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof.

(c)               Such Seller Party is an Accredited Investor and has relied upon independent investigations made by such Seller Party or such Seller Party’s representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of Parent and realizes the shares of Parent Stock are a speculative investment involving a high degree of risk for which there is no assurance of any return. Such Seller Party acknowledges that in connection with the transactions contemplated hereby, neither Parent nor anyone acting on its behalf or any other person has made, and such Seller Party is not relying upon, any representations, statements or projections concerning Parent its present or projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of the shares of Parent Stock issued hereunder or Parent’s business or any other matter in relation to Parent’s business or affairs. Such Seller Party has had an opportunity to discuss Parent’s business, management, financial affairs and acquisition plans with its management, to review Parent’s facilities, and to obtain such additional information concerning such Seller Party’s investment in the shares of Parent Stock in order for such Seller Party to evaluate its merits and risks, and such Seller Party has determined that the shares of Parent Stock are a suitable investment for such Seller Party and that at this time such Seller Party could bear a complete loss of its investment.

(d)               Such Seller Party is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the Transactions or the adequacy of the disclosure of the exhibits and schedules hereto and such Seller Party must forego the security, if any, that such a review would provide.

(e)               Such Seller Party understands and acknowledges that neither the IRS nor any other Tax authority has been asked to rule on the Tax consequences of the Transactions or by the other agreements entered into in connection herewith and, accordingly, in making his, her or its decision to acquire the shares of Parent Stock such Seller Party has relied upon the investigations of such Seller Party’s own Tax and business advisors in addition to such Seller Party’s own independent investigations, and that such Seller Party and its advisors have fully considered all the Tax consequences of such Seller Party’s acquisition of the shares of Parent Stock hereunder. Such Seller Party will be responsible for the full amount of any federal or state and any other Tax liability for which it may be responsible under applicable Tax law resulting from the consummation of the Transactions and will have no recourse against Parent, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates for any such Tax liability or for the Tax treatment of the Transactions under any federal, state or other applicable Tax Law.

(f)                Such Seller Party has not been offered Parent Stock by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(g)               Such Seller Party understands that the Transactions involve substantial risk. Such Seller Party (i) is a sophisticated investor with respect to the Transactions, (ii) has adequate information concerning the business and financial affairs of the Company and its Subsidiaries to make an informed decision regarding the sale of the Membership Interests pursuant to the terms and conditions of this Agreement, (iii) has independently and without reliance upon Purchaser or Parent, and based on such information as such Seller Party has deemed appropriate, made its own analysis and decision to sell (or permit the sale) of the Membership Interests to Purchaser pursuant to the terms and conditions of this Agreement and (iv) has a preexisting business relationship with the Company and its Subsidiaries of a nature and duration that enables it to assess the merits and risks of the Transactions.

(h)               Purchaser has not given such Seller Party any investment advice, credit information or opinion on whether the sale of the Membership Interests to Purchaser pursuant to the terms and conditions of this Agreement is prudent.

(i)                 Such Seller Party acknowledges and agrees that any Parent Stock acquired hereunder will be in book-entry form and will bear legends or restrictive notations in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAW OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS AS CONTEMPLATED BY THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF OCTOBER 5, 2020, BY AND AMONG THE SELLER PARTIES (AS DEFINED THEREIN), TABULA RASA HEALTHCARE GROUP, INC., TABULA RASA HEALTHCARE, INC. AND THE SELLER REPRESENTATIVE AND THE DOCUMENTS EXECUTED IN CONNECTION THEREWITH.

4.7              Absence of Litigation. There is no Action pending, or to such Seller Party’s Knowledge, threatened against or involving such Seller Party which would prohibit, enjoin or otherwise adversely affect such Seller Party’s performance under this Agreement or any other Transaction Document to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby.

4.8              Brokers. Such Seller Party does not have any Liability to pay any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other agent in connection with the consummation of this Agreement or the Transactions.

4.9              U.S. Status of Seller. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income Tax purposes.

ARTICLE V

Representations and Warranties Concerning the Company AND ITS SUBSIDIARIES

Except as set forth in the disclosure schedules accompanying this Agreement (with specific reference (including cross-reference) to the representations and warranties to which the information in such schedule relates) (collectively, the “Company Disclosure Schedule”), each of the Seller Parties hereby represents and warrants to Purchaser as follows:

5.1              Organization and Standing. The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to carry on the Business as it has been and is now being conducted by it and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All of the jurisdictions in which the Company is duly qualified to do business are disclosed on Schedule 5.1. The Organizational Documents of the Company, which have previously been furnished to Purchaser, reflect all amendments thereto and are true, correct and complete.

5.2              Capitalization and Ownership.

(a)               All of the Membership Interests are owned of record and beneficially by the Seller, free and clear of any Liens. All of the Membership Interests have been duly authorized and are validly issued, fully paid and nonassessable. The Membership Interests were issued and granted in compliance with (i) all applicable securities Laws and (ii) the Company’s Organizational Documents and any Contract to which the Seller or the Company is a party. There are not, nor have there ever been, any preemptive rights or rights of first refusal with respect to the issuance of the Membership Interests. Other than the Membership Interests, the Company does not have outstanding any other Equity Interests.

(b)               There are no (a) existing Contracts, subscriptions, options, phantom equity rights, equity appreciation rights, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Seller Party or the Company at any time, or upon the happening of any stated event, any Company Securities, whether or not presently issued or outstanding, (b) Equity Interests of the Company that are convertible into or exchangeable for Company Securities, or (c) Contracts, subscriptions, options, warrants, calls or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities.

(c)               Other than the Organizational Documents of the Company, there are no (i) voting agreements, voting trusts, proxies, or other agreements or understandings with respect to the Membership Interests, or (ii) arrangements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Security.

(d)               Except for each Subsidiary set forth on Schedule 5.3, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any Person.

5.3              Subsidiaries of the Company.

(a)               Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, has all requisite corporate or limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted, has conducted the Business in compliance with the Organizational Documents of that Subsidiary, and is duly qualified to do business in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Organizational Documents of each of the Company’s Subsidiaries, which have previously been furnished to Purchaser, reflect all amendments thereto and are true, correct and complete.

(b)               Schedule 5.3 contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation or incorporation, the jurisdictions in which each such Subsidiary is qualified to do business, the issued shares or authorized and outstanding Equity Interests of such Subsidiary and the legal and beneficial owner or owner(s) of record of such issued or outstanding Equity Interests, which hold such Equity Interests free and clear of all Liens. All of the outstanding Equity Interests of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and no money is owing in respect of them, and were not issued in violation of any applicable preemptive or similar right or foreign, federal or state securities Law. There are no (a) existing Contracts, subscriptions, options, phantom equity rights, equity appreciation rights, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any Subsidiary Shares, whether or not presently issued or outstanding, (b) Equity Interests of any of the Company’s Subsidiaries that are convertible into or exchangeable for Subsidiary Shares, or (c) Contracts, subscriptions, options, warrants, calls or rights to purchase or otherwise acquire from any Subsidiary any such convertible or exchangeable securities. Other than the Subsidiary Shares set forth on Schedule 5.3, no Subsidiary of the Company has outstanding any Equity Interests.

5.4              Authority and Binding Effect. The Company has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by it and perform its obligations hereunder and thereunder and has taken all actions necessary to secure all approvals required in connection therewith. Neither the execution nor delivery of this Agreement or any other Transaction Document by the Company, nor the consummation of the Transactions will result in a Default under the Organizational Documents of the Company or any of its Subsidiaries. This Agreement and the other Transaction Documents each constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

5.5              Validity of the Transactions. Except for any consents, approvals, filings, submissions, waivers and notices specified on Schedule 5.5 , neither the execution and delivery of any Transaction Document by any Seller Party or the Company, nor the consummation of any of the Transactions will, directly or indirectly, (a) result, or could reasonably be expected to result, in a Default under any Law or Order which is applicable to the Company or any of its Subsidiaries, any Seller Party or any of the Assets, (b) result, or could reasonably be expected to result, in a Default under, or require the consent or approval of any party to, any Contract (including any Customer Contract) relating to the Business or the Assets or to or by which the Company or any Seller Party is a party or otherwise bound or affected, (c) result, or could reasonably be expected to result, in the creation of any Liens upon any of the Assets, (d) result, or could reasonably be expected to result, in a Default under, or require consent or approval under any Governmental Permit or (e) require the Company or any of its Subsidiaries to notify or make a filing or submission to a Governmental Body or obtain any Governmental Permit. None of the Transactions will give rise to any right of co-sale.

5.6              Restrictions. Neither the Company nor any of its Subsidiaries is party to any Contract (including any Company Contract) or subject to any restriction or any Order or Law which could reasonably be expected to affect or restrict the ability of the Company to consummate any of the Transactions.

5.7              Third Party Options. There are no existing Contracts, options or rights with, to or in any third party to acquire the Company, any of its Subsidiaries, any of the Assets or any interest therein or in the Business.

5.8              Financial Statements; Books of Account.

(a)               The Seller has delivered to Purchaser prior to the date hereof correct and complete copies of (i) the audited financial statements (including balance sheet, statements of operations and member’s equity and statement of cash flows) of PharmaStar and PersonifilRx for the fiscal years ended December 31, 2019 and 2018, (ii) the unaudited balance sheets of PharmaStar and PersonifilRx as of August 31, 2020 and the related unaudited income statements for the respective eight (8)-month periods then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements are consistent with the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments which are not material. The balance sheets of PharmaStar and PersonifilRx as of August 31, 2020 are referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)               No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company. Neither the Company nor any its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its respective directors, managers or executive officers (or equivalent thereof). Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements that could have a current or future Material Adverse Effect upon the Company’s consolidated financial condition or results of operations.

(c)               Except as described on Schedule 5.8(c), the books of account of the Company fairly reflect in all material respects, in accordance with GAAP, (i) all transactions relating to the Company and (ii) all items of income and expense, Assets and Liabilities and accruals relating to the Company. The Company has never engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

(d)               The Company maintains a standard system of internal accounting controls established and administered in accordance with GAAP that is sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.9              Taxes.

(a)               The Company and each of its Subsidiaries has timely filed with the appropriate Governmental Body all Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries or any affiliated group (within the meaning of Section 1504 of the Code or any similar unitary, combined or consolidated group under state, local or foreign Law) of which the Company or any of its Subsidiaries is or was a member and all such Tax Returns are true, correct and complete in all respects. Schedule 5.9 contains a list of all jurisdictions (whether foreign or domestic) in which the Company and its Subsidiaries file Tax Returns. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any of its Subsidiaries has received a written claim and neither the Company nor any Seller Party has Knowledge of any other claim by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction, nor is there any reasonable basis for such a claim.

(b)               All Taxes payable by or on behalf of the Company, its Subsidiaries and its respective Affiliates, or any affiliated group of which the Company or any of its Subsidiaries is or was a member, have been fully and timely paid, whether or not shown on any Tax Return. Taking into account the methodology for allocating Taxes for any Straddle Period set forth in Section 7.2(c), the amount of the Company’s and any of its Subsidiaries’ Liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current Liability accruals for Taxes shown on the Balance Sheet, and the amount of the Company’s and any of its Subsidiaries’ Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes as such accruals are reflected on the books and records of the Company and its Subsidiaries on the Closing Date.

(c)               There is no audit, examination, suit, proceeding or claim currently pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received by the Company, any of its Subsidiaries or any Seller Party. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of the Company have been fully paid.

(d)               The Company and each of its Subsidiaries has withheld and timely paid over to the proper Governmental Body all Taxes required to have been withheld and paid over by the Company and its Subsidiaries, and the Company and each of its Subsidiaries have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e)               Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax in a jurisdiction other than the United States.

(g)               Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes, and (iii) the Tax Returns of the Company and its Subsidiaries for the last three (3) fiscal years have been delivered to Purchaser.

(h)               There are (and as of immediately following the Closing there will be) no Liens on the Assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(i)                 Neither the Company nor any of its Subsidiaries is, nor have been at any time, a party to, bound by, or subject to any obligation under a Tax sharing, Tax indemnity or Tax allocation Contract or similar agreement, or have assumed any Tax Liability of any other Person under any Contract.

(j)                 Neither the Company nor any of its Subsidiaries (together with any of their respective predecessor entities): (i) has been a member of an affiliated group of corporations filing a combined, consolidated, or unitary Tax Return (other than a group of corporations of which the Company is the common parent), (ii) owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity (other than the Company with respect to its Subsidiaries), and (iii) has any Liability for the Taxes of any Person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by assumption, by contract, by operation of Law or otherwise.

(k)               Neither the Company nor any of its Subsidiaries has received (and none will be subject to) any ruling from any Governmental Body, requested any ruling from any Governmental Body, or entered into (or will be subject to) any agreement with a Governmental Body. The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(l)                 Neither the Company nor any of its Subsidiaries has consummated or participated in, and is currently participating in, any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(m)             All related party transactions involving the Company, any of its Subsidiaries and any of their respective Affiliates have been on an arm’s length basis in accordance with the principles of Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign Law.

(n)               Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (D) installment sale or open transaction disposition made prior to the Closing Date; (E) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; (F) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, foreign or other Law); or (G) deferral of a payment obligation or advance of a credit with respect to Taxes, including, but not limited to, the delay of payment of employment taxes under Section 2302 of the CARES Act, the advance refunding of credits under Section 3606 of the CARES Act and any delay in the payment of estimated Taxes.

(o)               Except with respect to the corporate separation from KMTSJ occurring in 2018, neither the Company nor any of its Subsidiaries has distributed the stock of another Person or had its stock distributed by another Person in a transaction intended to be governed by Section 355 or 361 of the Code.

(p)               Neither the Company nor any of its Subsidiaries has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of COVID-19.

(q)               Effective from the Company’s date of incorporation, July 26, 2018, through October 31, 2018, the Company was a wholly owned subsidiary of KMTSJ and was treated as a QSUB of KMTSJ. The Company made a valid election under Subchapter S of the Code to be classified as an S Corporation (within the meaning of Section 1361 of the Code) for U.S. federal income tax and applicable state and local income tax purposes to which all persons who were shareholders on the date of such election gave their (and if necessary each shareholder’s spouse gave his or her) consent, and such election became effective on November 1, 2018 (the “Subchapter S Effective Date”).  On and following the Subchapter S Effective date and up and until the effective date of the QSUB Election, the Company has been eligible for and entitled to be classified as an S Corporation (within the meaning of Section 1361 of the Code) for U.S. federal income tax and applicable state and local income tax purposes, has not subject to any Tax described in Section 1374 or 1375 of the Code (or any applicable and comparable provisions of state or local law), and has met the following requirements:  (i) the only authorized and outstanding capital stock of the Company has been common stock; (ii) no person other than the members of the Seller Group has been the record or beneficial owner of any common stock (or any interest therein) at any time; (iii) no such owner (or his or her spouse) has been a nonresident alien within the meaning of Section 1361(b)(1)(C) of the Code or a dual-resident taxpayer within the meaning of Treasury Regulations Section 301.7701(b)-7(a)(1); (iv) the Company has not been an “ineligible corporation” within the meaning of Section 1361(b)(2) of the Code; (v) the Company has not issued or entered into any restricted stock, deferred compensation or profit-sharing plans, call options, warrants or similar instruments with respect to its stock, stock appreciation rights, convertible debt instruments, stock based employee incentive plans, or other similar obligations or arrangements; (vi) the Company has not issued or entered into any indebtedness other than indebtedness which constitutes “straight debt” within the meaning of Section 1361(c)(5) of the Code and Treasury Regulations Section 1.1361-1(1)(5); (vii) neither the Company nor any of its shareholders has entered into any binding agreements relating to rights to distributions and liquidation proceeds in respect of the common stock; (viii) the Company has not acquired assets of any other corporation in a transaction described in Section 381(a) of the Code; and (ix) the Company has not owned any stock (including any instrument or interest that constitutes stock for U.S. federal income purposes) of any entity (other than the Subsidiaries, which are each treated as disregarded entities within the meaning of Treasury Regulations Sections 301.7701-2 and -3 for U.S. federal income tax and applicable state and local income tax purposes) and has not entered into any partnership, joint venture, marketing, or other similar contract or arrangement with any person.  From the effective date of its QSUB Election and until the effective date of its CTB Election, the Company was a valid QSUB. Since the effective date of its CTB Election, the Company has been, and will be up through and including the Closing Date, classified as a disregarded entity within the meaning of Treasury Regulation Sections 301.7701-2 and -3 for U.S. federal income tax purposes (and under any applicable and comparable provisions of state or local law).

(r)                Each of PharmaStar and PersonifilRx New England have, since formation and through the date hereof, only ever had a single owner at one time and neither has ever filed an election to be taxed as corporation or as a QSUB such that each of these Subsidiaries has, within the meaning of Treasury Regulations Sections 301.7701-2 and -3, been classified as disregarded as an entity separate from its owner for U.S. federal income tax and applicable state and local income tax purposes.

(s)                PersonifilRx made a valid election under Subchapter S of the Code to be classified as an S Corporation (within the meaning of Section 1361 of the Code) for U.S. federal income tax and applicable state and local income tax purposes to which all persons who were shareholders on the date of such election gave their (and if necessary each shareholder’s spouse gave his or her) consent, and such election became effective on September 9, 2014, the date of incorporation of PersonifilRx (the “Incorporation Date”).  On and following the Incorporation Date and through November 30, 2018, PersonifilRx was eligible for and entitled to be classified as an S Corporation (within the meaning of Section 1361 of the Code) for U.S. federal income tax and applicable state and local income tax purposes, was not subject to any Tax described in Section 1374 or 1375 of the Code (or any applicable and comparable provisions of state or local law) and had met the following requirements:  (i) the only authorized and outstanding capital equity of PersonifilRx had been common stock; (ii) no person other than the individual U.S. Citizens had been the record or beneficial owner of any common stock (or any interest therein) at any time; (iii) no such owner (or his or her spouse) has been a nonresident alien within the meaning of Section 1361(b)(1)(C) of the Code or a dual-resident taxpayer within the meaning of Treasury Regulations Section 301.7701(b)-7(a)(1); (iv) PersonifilRx had not been an “ineligible corporation” within the meaning of Section 1361(b)(2) of the Code; (v) the Company had not issued or entered into any restricted stock, deferred compensation or profit-sharing plans, call options, warrants or similar instruments with respect to its stock, stock appreciation rights, convertible debt instruments, stock based employee incentive plans, or other similar obligations or arrangements; (vi) PersonifilRx had not issued or entered into any indebtedness other than indebtedness which constitutes “straight debt” within the meaning of Section 1361(c)(5) of the Code and Treasury Regulations Section 1.1361-1(1)(5); (vii) neither PersonifilRx nor any of its shareholders has entered into any binding agreements relating to rights to distributions and liquidation proceeds in respect of the common stock; (viii) PersonifilRx had not acquired assets of any other corporation in a transaction described in Section 381(a) of the Code; and (ix) PersonifilRx had not owned any stock (including any instrument or interest that constitutes stock for U.S. federal income purposes) of any entity (other than the Subsidiaries, which are each treated as disregarded entities for federal income tax purposes under the Code) and had not entered into any partnership, joint venture, marketing, or other similar contract or arrangement with any person.  Effective December 1, 2018, on the same date PersonifilRx was acquired by purchase from Farrow and Tanner by the Company, PersonifilRx filed Form 8832 with the IRS to elect to be treated  as a domestic eligible entity with a single owner electing to be disregarded as an entity separate from its owner, Personica, Inc. within the meaning of Treasury Regulations Sections 301.7701-2 and -3 for U.S. federal income tax and applicable state and local income tax purposes. Since its formation, PersonifilRx has never been classified as an association taxable as a corporation subject to Subchapter C of the Code.

(t)                 Since its formation the Seller has been, and up until and through the Closing Date will be, a validly electing S corporation within the meaning of Section 1361 of the Code (and under any comparable provisions of state or local law) and was not, and will not be, subject to any Tax described in Section 1374 or 1375 of the Code (or any comparable provisions of state or local law). In accordance with Treasury Regulation Section 1.368-2(m)(1)(iii), since its formation and up until and through the consummation of the Reorganization, the Seller did not hold any property, conduct any activities, or have any tax attributes (including those specified in Section 381(c) of the Code) other than holding a de minimis amount of assets to facilitate its organization or maintain its legal existence, and having tax attributes related to holding those assets.

5.10          Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities except for those Liabilities:

(a)               adequately and specifically set forth or reserved for on the Financial Statements and not heretofore paid or discharged; and

(b)               incurred since the Balance Sheet Date in the ordinary course of business and included in Net Working Capital; and

(c)               the Liability accrued for payments under the Bonus and General Release Agreement.

5.11          Banking Relationships. Set forth on Schedule 5.11 are the names and addresses of all banks and other financial institutions in which the Company and its Subsidiaries have banking accounts, investment accounts, lines of credit, lock box or safe deposit box, and with respect to each such account, line or credit, lock box or safe deposit box, the names of all Persons with signing authority or other access thereto. There are no outstanding powers of attorney executed by or on behalf of the Company, any of its Subsidiaries or by any of the Seller Parties with respect to the Business.

5.12          Accounts Receivable. All Accounts Receivable as set forth on the Balance Sheet or arising since the Balance Sheet Date (i) represent valid obligations arising in the ordinary course of business for goods sold and delivered or services performed and (ii) are collectible in full at the recorded amounts thereof, net of any allowance for doubtful accounts specifically established therefor, (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to any type of Action or assignment to a collection agency), but in no event later than one hundred twenty (120) days after the date on which it first becomes due and payable.

5.13          Title to Assets; All Tangible Assets. The Company and its Subsidiaries have good and valid title to all of the Assets, or, in the case of leased Assets, has a valid leasehold interest or right to use such leased Assets pursuant to the Real Estate Agreements, in each case free and clear of all Liens, except for Permitted Liens. Schedule 5.13 sets forth accurate lists and summary descriptions of all tangible Assets owned by the Company or any of its Subsidiaries where the value of an individual item exceeds $2,500 or where an aggregate of similar items exceeds $10,000. The Company and its Subsidiaries own or have valid and enforceable rights to use all of the Assets necessary to operate the Business as presently operated.

5.14          Condition of Assets. The equipment and all other tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Business and constitute all of the assets which are necessary to conduct the Business as presently conducted. Except pursuant to the leases specifically disclosed in connection with Section 5.15 and assets owned by KMTSJ that shall be used to provided services to the Company and its Subsidiaries pursuant to the Services Agreement, no Person other than the Company or its Subsidiaries owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company or its Subsidiaries in the Business (other than immaterial items of personal property owned by the Company’s or its Subsidiaries’ employees).

5.15          Real Property.

(a)               All real property leases (including all interests in and rights to real property) and improvements located thereon leased by the Company or any of its Subsidiaries are listed on Schedule 5.15(a) (individually, a “Real Estate Lease” and collectively, the “Real Estate Leases”).

(b)               All real property licenses or occupancy agreements and improvements located thereon leased by the Company or any of its Subsidiaries are listed on Schedule 5.15(b) (individually, a “Real Estate License” and collectively, the “Real Estate Licenses” and together with the Real Estate Leases collectively referred to herein as “Real Estate Agreements”).

(c)               Neither the Company nor any of its Subsidiaries has granted any assignment, sublease, license, concession or other occupancy or right of use agreements to any third party in connection with the Real Estate Agreements.

(d)               Neither the Company nor any of its Subsidiaries has, or has ever had, any ownership interest of any kind in, or rights to, any real property or improvements, except solely for leasehold and license interests in the real property and improvements listed on Schedule 5.15(a) and Schedule 5.15(b) pursuant to the Real Estate Agreements described therein. Each of the Real Estate Agreements are in full force and effect in accordance with its respective terms and the Company or its applicable Subsidiary that is the tenant under each Real Estate Agreement is the holder of the licensee’s, occupant’s, lessee’s or tenant’s interest thereunder. There exists no Default under any Real Estate Agreement and no circumstance exists which could reasonably be expected to result in such a Default. The Company and each of its Subsidiaries have complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under the Real Estate Agreements, including payment of all rents, license payments, fees, expenses and other charges to the extent due and payable. There are no leases, subleases, licenses, concessions, options, rights of first refusal, or any other Contracts granting to any Person, other than the Company or any of its Subsidiaries, any right to the possession, use, occupancy or enjoyment of any Real Property leased, licensed or occupied by the Company or any of its Subsidiaries or any portion thereof, including the Real Estate Agreements. All utilities, including water, gas, telephone, electricity, sanitation and storm sewers are available to the Company or its applicable Subsidiary at normal and customary rates and are adequate for the Company’s or its applicable Subsidiaries’ current use of the real property subject to a Real Estate Agreement. The Company or its applicable Subsidiary has peaceful and undisturbed possession under the Real Estate Leases to which they are a party. No casualty events have occurred in the past twenty-four (24) months and there are no pending or, to the Knowledge of the Company, any of its Subsidiaries or any Seller Party, any threatened condemnation proceedings, lawsuits or administrative actions relating to the real property belonging to the Real Estate Agreements, or any matters affecting the current use, occupancy or value thereof. All buildings, fixtures, improvements and structures located on and all appurtenances belonging to the real property subject to the Real Estate Agreements have been maintained in all respects and, taken as a whole, are in good condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are being used in the operation of the Business. The real property subject to the Real Estate Agreements has received all approvals of Governmental Bodies, and has been operated and maintained substantially in accordance with applicable Laws, rules and regulations.

5.16          Intellectual Property.

(a)               Schedule 5.16(a) contains a complete and accurate list and summary description of (i) all Intellectual Property that is used, proposed for use or held for use in connection with the Business and the subject of an application, or registration with any Governmental Body (including where applicable the title, application or registration number, and jurisdiction) (the “Registered IP”) and (ii) all other Intellectual Property that is material to the operation of the Business (collectively with the Registered IP, the “Scheduled IP”). Each item of Scheduled IP that is owned, and to the Knowledge of the Company or any Seller Party, all other Scheduled IP, is valid, subsisting, and enforceable; and all necessary fees and filings for registration, maintenance, and/or renewal in connection the Registered IP due within ninety (90) days after the Closing Date have been timely paid or made (as applicable). All right, title, and interest in and to each item of Scheduled IP is exclusively owned by the Company or one of its Subsidiaries free and clear of any Lien or other restriction, or the Company or one of its Subsidiaries has a valid right to use the Scheduled IP that is not Owned Intellectual Property. The Company or one of its Subsidiaries, as applicable, is properly recorded as the sole registered owner of the Registered IP that is Owned Intellectual Property.

(b)               Except as set out on Schedule 5.16(b) or as provided in any Contract set out on Schedule 5.17(a)(iv) or Schedule 5.17(a)(xiii): (i) neither the Company nor any of its Subsidiaries is a party to (1) any Contract relating to Licensed Intellectual Property or (2) any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other Contracts relating to the Business Intellectual Property (except for Off-the-Shelf Software Licenses); and (ii) no Owned Intellectual Property is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world.

(c)               The Business Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Business as currently conducted and as proposed to be conducted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Scheduled IP. The Business Intellectual Property owned or used by the Company or any of its Subsidiaries immediately prior to the Closing will continue to be owned or available for use by the Company or such Subsidiary, as applicable, on identical terms and conditions immediately after the Closing. All Business Intellectual Property is fully transferable, alienable, or licensable without restriction and without payment of any kind to any other third party other than in the case of the Licensed Intellectual Property set forth on Schedule 5.16(c), the payment obligations to the applicable licensors with respect to such Licensed Intellectual Property and the restrictions on assignment (if any), in each case as set forth in such Contracts for the Licensed Intellectual Property.

(d)               Each current and former employee, consultant and contractor of the Company or any of its Subsidiaries has assigned to the Company or the applicable Subsidiary all Intellectual Property created or developed by such Person while employed or engaged by the Company or such applicable Subsidiary that is related to the Business of the Company or such applicable Subsidiary either by valid written assignment or by operation of Law. None of the Seller Parties, and no past or present Affiliate, employee, partner, director, stockholder, member, officer, or consultant of the Company or any of its Subsidiaries has any rights to or ownership interest in: (a) any Owned Intellectual Property, or (b) except for the Intellectual Property addressed in the Services Agreement, any other Business Intellectual Property. There are no pending or threatened claims from a past or present employee, partner, director, stockholder, member, officer, or consultant/contractor alleging any inventorship or ownership right in the Owned Intellectual Property. The Company and each of its Subsidiaries has made commercially reasonable efforts to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Trade Secrets that are included in the Owned Intellectual Property. No such Trade Secrets (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of the Company or its Subsidiaries) have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside the Company or its Subsidiaries are subject to contractual confidentiality obligations to which the Company or one of its Subsidiaries, as applicable, is party and able to enforce. The Owned Intellectual Property includes documentation relevant to the Trade Secrets that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(e)               Neither the Business Intellectual Property nor the operation of the Business has ever infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. The Business Intellectual Property and the operation of the Business as currently conducted or as currently proposed to be conducted by the Company or any of its Subsidiaries do not and will not infringe, misappropriate or otherwise violate any Intellectual Property of a third party, and none of the Company, any of its Subsidiaries or any Seller Party has received any claim, demand, notice or other communication, and no Action is pending or threatened against the Company, any of its Subsidiaries or any Seller Party (i) alleging or implying that the Business Intellectual Property or the operation of the Business has infringed, misappropriate or otherwise violated any Intellectual Property rights or similar rights of a third party or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company or any of its Subsidiaries to use, any Business Intellectual Property. To the Knowledge of the Company or any Seller Party, no Person has infringed or is infringing or has otherwise misappropriated or is otherwise misappropriating any Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to the Company or its Subsidiaries. No Scheduled IP is subject to any proceeding or outstanding order or stipulation restricting in any way the use, transfer, or licensing by Purchaser, or which may adversely affect the validity, use, or enforceability of such Scheduled IP.

(f)                All Software used in the Business is owned by the Company or its Subsidiaries or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. To the Knowledge of the Company or any Seller Party, the Software and other information technology used to operate the Business: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Business; and (iii) have not suffered any material error, breakdown, failure or security breach in the last thirty-six (36) months that has caused disruption or damage to the operation of the Business or was reportable to any Governmental Body. Without limiting the foregoing, in the twenty-four (24) months preceding the date of this Agreement, there has been no business disruption as a result of failures of the IT Systems which have had a material adverse effect on the Company or its Subsidiaries nor has there been any unauthorized access to the IT Systems. The Company and each of its Subsidiaries have at all times complied with all applicable Laws, as well as their own rules, policies and procedures, relating to rights of publicity, privacy and data protection and the collection, use, storage and disposal of personal information collected, used or held for use in the conduct of the Business. The Company and each of its Subsidiaries takes reasonable measures, including any measures required by any applicable Laws, to ensure that such information is protected against unauthorized access, use, modification or other misuse. No Action has been asserted or, to the Knowledge of the Company or any Seller Party, threatened alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the Transactions will not breach or otherwise cause any violation of any Laws or rule, policy or procedure related to rights of publicity, privacy, data protection, information security or the collection, use, storage or disposal of personal information collected, used or held for use by the Company or its Subsidiaries in the conduct of the Business.

(g)               Schedule 5.16(g)(i) sets forth a complete and accurate list of all Open Source Software that is incorporated into or combined by or on behalf of the Company or any of its Subsidiaries or at the Company’s or any of its Subsidiaries’ direction with any Company Software, and sets forth for each listed item the applicable OSS License. Schedule 5.16(g)(ii) sets forth a complete and accurate list of all OSS Modifications. None of the Company Software is subject to an OSS License that requires any portion of the source code for the Company Software to be disclosed or otherwise made available or provided, or otherwise requires any portion of the Company Software to be distributed or made available or provided, to any other Person. The Company Software is in compliance with all applicable OSS Licenses.

(h)               No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company or one of its Subsidiaries subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations to the Company or such Subsidiary with respect to such source code. Neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person, including the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement or the consummation of any of the Transactions or any such other agreement entered into in connection herewith.

(i)                 No funding, facilities, or personnel of any Governmental Body or educational institution were used to develop or create, in whole or in part, any of the Owned Intellectual Property. None of the Company’s or its Subsidiaries’ current proprietary products contain Intellectual Property that is (i) owned by any Governmental Body or educational institution or (ii) derived from Intellectual Property owned by any Governmental Body or educational institution. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, or is subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Company’s or such Subsidiaries’ control of Owned Intellectual Property.

(j)                 All labeling, packaging, advertising and promotional claims made by or on behalf of the Company or its Subsidiaries in connection with the Company Products are truthful, non-deceptive and substantiated and otherwise in material compliance with applicable Law in all material respects. None of the Company, any of its Subsidiaries or any Seller Party has received any notice, or other communication from the Federal Trade Commission or any other Governmental Body or voluntary industry authority such as the National Advertising Division of the Better Business Bureau, that contests the distribution of, labeling, packaging or advertising of, any Company Product.

5.17          Contracts.

(a)               Except as set forth on Schedule 5.17(a) neither the Company nor any of its Subsidiaries is a party to any:

(i)               Customer Contract;

(ii)              Contract with any present or former employee, contractor, agent or consultant, including any Contract to lend money to any present or former employee, contractor, agent or consultant;

(iii)             Contract to lease or operate any personalty that involve an amount in excess of $25,000, in any individual case, or $100,000 in the aggregate;

(iv)             Contract for the future purchase or licensing of, or payment for, supplies, products, Intellectual Property or services or the use thereof by the Company or any of its Subsidiaries that involves an amount in excess of $25,000;

(v)              Note, debenture, bond, conditional sale Contract, equipment trust Contract, letter of credit Contract, reimbursement Contract, loan Contract or other Contract for the borrowing or lending of money (including loans to or from officers, directors, members, partners, shareholders of the Company, any Seller Party or any members of their respective immediate families), Contract or arrangement for a line of credit or for a guarantee of, or other undertaking in connection with, the Indebtedness of any other Person;

(vi)             Contract limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any lines of business with any Person, including any Contract that contains exclusivity or non-compete provisions and any contract with non-solicitation or no-hire provisions;

(vii)           Contract with any Governmental Body;

(viii)          Contract involving the acquisition of equity or assets of another Person, including by merger, consolidation or otherwise;

(ix)             Broker, finder, dealer, commission, reseller, or distributor Contract;

(x)              Joint venture, partnership or any similar Contract providing for any sharing of revenues, losses or similar arrangement;

(xi)             Except for any Customer Contract, Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant, any rebate, other than rebates related to prescription drug costs;

(xii)            Contract pursuant to which the Company or any of its Subsidiaries has granted, or agreed to grant, any “most favored nation” pricing;

(xiii)           Contract not otherwise disclosed in this Section 5.17 relating to Licensed Intellectual Property or any other license, franchise, distributorship or other similar Contract;

(xiv)           Contract for any capital expenditure or leasehold improvements for an amount in excess of $25,000;

(xv)            Contract for any charitable or political contribution;

(xvi)           Contract not made in the ordinary course of business; or

(xvii)          Contract material to the Business (not otherwise set forth on Schedule 5.17(a)).

(b)               Each of the Contracts disclosed in connection with Sections 5.15 and 5.17 (the “Company Contracts”) is valid, binding and enforceable in accordance with its terms against the Company or one or more of its Subsidiaries, as applicable, and, to the Knowledge of the Company or any Seller Party, each counterparty thereto. The Company and each of its Subsidiaries, has fulfilled, and has taken all action necessary to enable it to fulfill when due, all of its obligations under each Company Contract to which it is a party. To the Knowledge of the Company or any Seller Party, all counterparties to each Company Contract have complied with the provisions thereof, no counterparty is in Default thereunder and no notice of any claim of Default has been given to the Company or any of its Subsidiaries. With respect to any of the Company Contracts that are leases, none of the Company, any of its Subsidiaries or any Seller Party has received written notice of, and none of the Company, any of its Subsidiaries or any Seller Party is aware of any cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable under any Company Contract.

(c)               The Seller have delivered to Purchaser complete and correct copies of all Company Contracts, together with all amendments, supplements or modifications thereto, and all material notices received or delivered thereunder and accurate descriptions of all material terms of all oral Contracts relating to any real property to which the Company or any of its Subsidiaries is a party.

5.18          Employees/Independent Contractors.

(a)               Schedule 5.18(a) sets forth the names, titles, current annual salary rates or current hourly wages, and target bonus or other incentive compensation for the 2020 calendar year of all present employees of the Company or any of its Subsidiaries, together with the date of commencement of employment of each employee with the Company, any of its Subsidiaries or any predecessor entity, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such Persons for or in respect of the 2019 calendar year.

(b)               Schedule 5.18(b) sets forth the names and positions of each current independent contractor retained by the Company or any of its Subsidiaries and the current rate of compensation paid to each such independent contractor. All such independent contractors (and all other independent contractors who have previously rendered services to the Company, any of its Subsidiaries or any predecessor entity) have in the past and continue to be legally, properly and appropriately treated, in all material respects, as non-employees for all federal, state, local and foreign Tax purposes, as well as all ERISA and other employee benefit purposes. There has been no determination by any Governmental Body that any such independent contractor (or any other independent contractor who has previously rendered services to the Company, any of its Subsidiaries or any predecessor entity) constitutes an employee of such party.

5.19          Governmental Permits. Excluding business registrations in the jurisdictions set forth on Schedule 5.1 and Schedule 5.3, Schedule 5.19 sets forth a complete and correct list of all Governmental Permits used in the operation of the Business or otherwise held by the Company or any of its Subsidiaries. The Company and its Subsidiaries own, possess or lawfully use in the operation of the Business, all Governmental Permits which are necessary to conduct the Business as now conducted by them or to the ownership of the Assets now or previously owned by them, free and clear of all Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries is in Default, nor has it received any written notice of, nor is the Company, any of its Subsidiaries or any Seller Party aware of, any claim of Default, with respect to any such Governmental Permits. The Company and each of its Subsidiaries has been operated in compliance with all such Governmental Permits in all material respects. All such Governmental Permits are valid and in full force and effect. Except as set forth on Schedule 5.19, all such Governmental Permits are renewable by their terms or in the ordinary course of business and will not be adversely affected by the completion of the Transaction. The Company and each of its Subsidiaries has filed such timely and complete renewal applications as may be required by it with respect to such Governmental Permits and has paid all renewal fees in full, to the extent that they have come due. Except as set forth on Schedule 5.19, neither the Company nor any of its Subsidiaries has received any notification of any Governmental Permit revocation, cancellation, limitation, modification, lapse, suspension, integrity review, withdrawal or other adverse action (collectively “Governmental Permit Action”), and to the Knowledge of the Company or any Seller Party, no Governmental Permit Action is or has been threatened, undertaken, under investigation, or is pending. No occurrence or event has occurred that could reasonably result in a Governmental Permit Action. No present or former shareholder, director, officer, contractor, agent or employee of the Company or any of its Subsidiaries, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Permits which the Company or any of its Subsidiaries now or previously owned, possessed or used.

5.20          Compliance with Law and Orders.

(a)               Except as set forth on Schedule 5.20(a), there is no Action that is or has been pending or, to the Knowledge of the Company or any Seller Party, threatened against the Company, any of its Subsidiaries, any Seller Party or any of their Affiliates (i) against or involving, directly or indirectly, the Company, any of its Subsidiaries, the Business, the Assets or (ii) seeking to prevent or challenge any of the Transactions. None of the Company, any of its Subsidiaries or any Seller Party has received notice of any such Action. There has been no Default under any Laws applicable to the Business or any Asset, including Laws relating or pertaining to COVID-19, and none of the Company, any of its Subsidiaries, any Seller Party or any of their Affiliates has received any notices from any Governmental Body or other Person regarding any alleged Defaults applicable to the Company, any of its Subsidiaries, the Business or any Asset under any Laws. There has been no Default with respect to any Order applicable to the Company, any of its Subsidiaries, the Business or any Asset.

(b)               The Company, each of its Subsidiaries and the Company Products are not, and for the last three (3) years have not been, in material violation of any Order or any Law, and the Assets have not been used or operated by the Company, any of its Subsidiaries or any other Person in material violation of any Order or any Law. All Orders to which the Company or any of its Subsidiaries is a party or subject are listed on Schedule 5.20(b). Except as set forth on Schedule 5.20(b), none of the Company, any of its Subsidiaries or, with respect to the Company Products, the Seller Parties or, to the actual knowledge of any member of the Seller Group (actual knowledge in this instance does not incorporate the definition provided in Article I for Knowledge and shall be limited to those facts actually known by the individuals of the Seller Group), any Person providing services to the Company or any of its Subsidiaries has received prior to the Closing any written notice, warning letter, untitled letter, cyber letter, reprimand, regulatory letter, adverse inspectional findings, notice of an integrity review, notice of an investigation, request for corrective or remedial action, notice of other adverse finding, or notice of deficiency or violation, or similar communication from any Governmental Body alleging that the Company, any of its Subsidiaries, any of the Company’s or its Subsidiaries’ operations, or the Company Products are in violation of any applicable Law or Governmental Permit.

(c)               The Company and each of its Subsidiaries has made all of the filings, reports, submissions, and notifications required to be made by it under any Laws and Governmental Permits applicable to it, the Business or the Assets and has paid all due fees and charges in full. The Company and each of its Subsidiaries has retained all records required to be retained under applicable Laws and Governmental Permits. At the time of maintenance, filing, submission, or furnishing, all filings, reports, submissions, notifications, and records were timely made and were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified.

(d)               No officer, employee, contractor or agent of, or any consultant of the Company or any of its Subsidiaries (i) has used any corporate funds of the Company or any of its Subsidiaries to make any payment to any officer, contractor, consultant, agent or employee of any government, or to any political party or official thereof, where such payment either (A) was, at the time, unlawful under Laws applicable thereto, or (B) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended, or (ii) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.

(e)               None of the Company, any of its Subsidiaries or any officers, employees, contractors or agents of the Company or any of its Subsidiaries, including any pharmacist or other professional licensed practitioner employed by or under contract with the Company or any of its Subsidiaries (each a “Healthcare Provider”), has, during the term of their affiliation with the Company or any of its Subsidiaries, violated, conducted any Business or operations in violation of, or used or occupied any of its properties or assets in violation of any Health Care Laws.

(f)                The Company, each of its Subsidiaries and each Healthcare Provider employed by or who contracts with the Company or any of its Subsidiaries, has at all times during the term of their affiliation with the Company or any of its Subsidiaries, held the requisite and material licenses, certifications, registrations, or permits required under the Health Care Laws to furnish the services that he, she, or it provides.

(g)               The Company and each of its Subsidiaries has, at all times in the past six (6) years, held the requisite provider or supplier number(s) to bill Third Party Payors, as may be applicable, and has a valid contract with all any Third Party Payors that it bills.

(h)               All claims or other requests for payment submitted by or on behalf of the Company, any of its Subsidiaries or a Healthcare Provider employed by or under contract with the Company or any of its Subsidiaries represent accurate claims or requests for payment for items or services actually furnished by the Company, any of its Subsidiaries or a Healthcare Provider.

(i)                 All services performed by the Company, any of its Subsidiaries and the Company’s or any of its Subsidiaries’ officers, agents, employees, or contractors (including any Healthcare Providers) in connection with his, her, or its activities for the Company or any of its Subsidiaries, have been in material compliance with all applicable Health Care Laws and all material rules, regulations, policies, procedures, and contractual requirements of the Company Contracts or other requirements set forth by a Third Party Payor.

(j)                 The Company and each of its Subsidiaries is and, for the past six (6) years, has been in material compliance with conditions of participation or conditions of payment required under Company Contracts or by any Third Party Payor, as applicable.

(k)               The Company and each of its Subsidiaries has billed, invoiced, or received any payment or reimbursement in excess of amounts allowed under any Health Care Law, subject to any adjustments made in the ordinary course of business pursuant to Company Contracts or by a Third Party Payor or any adjustments permitted to be made in the ordinary course of business by any Health Care Law.

(l)                 No Seller, nor any Healthcare Provider or other Person providing services to the Company or any of its Subsidiaries, nor their respective officers, directors, partners, employees, or agents have been:

(i)               given notice of any alleged violation of, default under, or citation for noncompliance with, any Health Care Laws that would reasonably be expected to have Material Adverse Effect on the Business after the Closing;

(ii)              given notice that there is any actual or alleged investigation, audit, claim review, or other action pending or threatened that is reasonably expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of ability of the Company or any of its Subsidiaries to engage in its Business;

(iii)             given notice that there are pending or threatened audits, investigations, or claims for or relating to its activities or operations subject to the Health Care Laws;

(iv)            debarred or suspended pursuant to 21 U.S.C. § 335a;

(v)             excluded under 42 U.S.C. § 1320a-7 or any similar law, including any state exclusion, suspension or debarment law, rule or regulation of any Governmental Body;

(vi)            excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(vii)           charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. §1320a-7b(b), 42 U.S.C. § 1320a-7a, 21 U.S.C. § 801 et seq., 15 U.S.C. §§ 41-58, 15 U.S.C. §§ 1471-1477, 15 U.S.C. §§ 2051-2089, the regulations promulgated thereunder, or any other applicable Law relating to the prevent of fraud and abuse, the regulation of the Company Products, the regulation of the Company’s and each of its Subsidiaries’ operations, or concerning the type of services provided by the Company, any of its Subsidiaries and the Business;

(viii)          disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(ix)             within the past six (6) years, the subject of an audit, inspection, evaluation, investigation, inquiry, or review by a Governmental Body, including, without limitation, the Medicare or Medicaid programs, except for matters that are of an ordinary or routine nature.

(m)             The Company and each of its Subsidiaries operates pursuant to policies and procedures regarding compliance with applicable Health Care Laws, copies of all of which have been made available to Purchaser.

(n)               No Breach of Unsecured Protected Health Information (as such terms are defined by 45 C.F.R. § 160.103 and 45 C.F.R. § 164.402), or (ii) Security Incident (as defined by HIPAA) has occurred with respect to any Protected Health Information maintained by or for the Seller that is subject to the notification requirements under HIPAA, and no information security or privacy breach event has occurred that would require notification under any other Health Care Law.

5.21          Insurance. Schedule 5.21 sets forth a complete and correct list of all policies of fire, liability, workers’ compensation, life, property and casualty and other insurance owned or held by the Company or any of its Subsidiaries. All of such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in Default in any material respect with respect to its respective obligations under any of such insurance policies. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company, any of its Subsidiaries or any Seller Party. Schedule 5.21 sets forth a complete and correct list of all claims made with respect to all such policies during the three (3) year period prior to the date of this Agreement, except claims for benefits under health insurance policies. Except as set forth on Schedule 5.21, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

5.22          Labor Matters.

(a)               The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, and are not engaged in any unfair labor practice, including compliance with all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All employees of the Company and each of its Subsidiaries that are classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no charges, complaints, or actions against the Company or any of its Subsidiaries pending, or threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws.

(b)               Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, profit sharing, benefits, vacation pay or other compensation for any services performed for the Company or any of its Subsidiaries or amounts required to be reimbursed to such employees, except for payment of accrued vacation and other benefits offered pursuant to Plans and policies of the Company and its Subsidiaries. Except as set forth on Schedule 5.22, the Company and each of its Subsidiaries has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any Liability.

(c)               In the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has violated the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), or any similar applicable Law. During the ninety (90) days prior to the date hereof, neither the Company nor any of its Subsidiaries has either: (i) terminated any employees; or (ii) provided notice to employees or to any Governmental Body concerning any plant closing, business closing, or mass layoff, as those terms are defined under WARN or similar applicable Law.

(d)               Neither the Company nor any of its Subsidiaries has ever been a party or subject to, nor is it negotiating, any collective bargaining Contracts with any labor union or other representative of employees. No strike, slowdown, picketing, boycott, unfair labor practice charge, labor dispute, grievance, or work stoppage by any union or other group of employees against the Company, any of its Subsidiaries or the Assets wherever located, no secondary boycott with respect to the Company’s or any of its Subsidiaries’ products or services, and no lockout by the Company or any of its Subsidiaries of any of their respective employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or, the Knowledge of the Company or any Seller Party, been threatened.

(e)               The Company and each of its Subsidiaries has been and is in compliance, in all material respects, with all applicable Laws and Contracts respecting employment, employment practices, workplace safety, employee privacy, employee health, orders by any Governmental Body regarding COVID-19, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its employees and to the Knowledge of the Company or any Seller Party there are no allegations to the contrary. Without limiting the forgoing, the Company and each of its Subsidiaries has taken reasonable steps to minimize potential workplace exposure in light of COVID-19 and the Company has delivered to Purchaser accurate and complete copies of all (1) material workplace communications from the Company and any of the Subsidiaries to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; and (2) a description of any contingency plans for workplace cessation in light of COVID-19 and any material policies implemented in relation to COVID-19.

5.23          Employee Benefit Plans.

(a)               Attached as Schedule 5.23(a) is a complete and correct list of all Plans in which the Company or any of the Subsidiaries or their employees participate. The Seller has delivered to Purchaser prior to the date hereof correct and complete copies of the following documents with respect to the Plans, to the extent applicable: (i) all documents constituting the Plans, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (ii) the three most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto; (iii) all IRS determination letters (or IRS opinion letters on which the Plans can rely) for the Plans; (iv) the most recent summary plan description and any amendments or modifications thereof; (v) all notices that were issued within the preceding three (3) years by the IRS or any other Governmental Body with respect to the Plans; (vi) the most recent actuarial valuation reports and trustee or custodian reports, if any, and (vii) all employee manuals or handbooks containing personnel or employee relations policies. Schedule 5.23(a) sets forth each plan or arrangement that would have been a Plan but for its termination within the past three (3) years. For purposes of this Section 5.23, the term Company shall also include any ERISA Affiliate of the Company.

(b)               The Company does not have any Liability with respect to any benefit plans or arrangements other than the Plans. All Plans, and all provision of compensation or benefits by the Company to present or former employees, directors, agents, or independent contractors of the Company, are and have been in material compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been, and all Plans at all times have been administered, operated and managed in accordance with their governing documents. All reports and other documents required to be filed with any Governmental Body or distributed to Plan participants or beneficiaries (including summary plan descriptions, annual reports, summary annual reports, actuarial reports, audits, or tax returns) have been timely filed or distributed.

(c)               The Plans marked on Schedule 5.23(a), if any, as “Qualified Plans” are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”). Each of the Qualified Plans has been determined by the IRS to be so qualified, and to the Knowledge of the Company and each Seller Party there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of a Qualified Plan or cause the favorable determination letter or IRS opinion letter to be revoked or the imposition of any material Liability or Lien, penalty, or Tax under ERISA or the Code or any other applicable Law, and the Qualified Plans have been timely amended to comply with current Law.

(d)               Neither the Company nor any Qualified Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available.

(e)               Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor have they ever sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or any comparable provisions of any other applicable Law. Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to or had any Liability with respect to, a multiemployer plan. Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to or had any Liability with respect to, a multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)                Except as may be required by Section 7.3, the Company has not made a plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under Law or an applicable Plan or as otherwise disclosed on Schedule 5.18. All Plans may be amended or terminated without penalty by the Company at any time on or after the Closing.

(g)               Except as set forth on Schedule 5.23(g):

(i)               with respect to Plans which qualify as “group health plans” under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, the Company has complied with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable Laws; the Company does not have any direct or indirect Liability and is not subject to any loss, assessment, excise Tax, penalty, loss of federal income Tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company with respect to such group health plans; and no Plan provides health, life or other benefits after an employee’s or former employee’s retirement or other termination of employment, other than coverage mandated by applicable Laws solely at the employee’s expense;

(ii)              the Company has not incurred any Liability for excise, income or other Tax or penalty with respect to any Plan, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such Liability;

(iii)             no Plan contains any provision or is subject to any Law that would (A) prohibit the Transactions or that would give rise to (B) any vesting or payment of benefits, severance, termination, bonuses or other payments, (C) the enhancement of any benefits or payments, or (D) any other Liabilities, in each case as a result of the Transactions or the Transactions taken together with any other event (such as a termination of employment); no payments or benefits under any Plan or Contract will be considered “excess parachute payments” under Section 280G of the Code; the Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Section 4999 of the Code;

(iv)             the Company has paid all amounts that it is required to pay as contributions to the Plans as of the Closing Date, and as required in accordance with GAAP, the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans as of the date thereof and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plans in a timely manner as required by applicable Laws;

(v)               there is no pending Action that has been asserted or instituted against any Plan, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or any fiduciary of any such Plan (other than routine benefit claims). There are no investigations or audits of any Plans, any trusts under such Plans, the plan sponsor, the plan administrator or any fiduciary of any such Plan that have been instituted or, to the Knowledge of the Company or any Seller Party, threatened;

(vi)            the Company has not ever been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (each, a “Non-Qualified Deferred Compensation Plan”). Any Plan that is deemed to be a Non-Qualified Deferred Compensation Plan has been maintained and operated in accordance with the requirements of Section 409A of the Code. No Plan or any other Contract, agreement or policy contains any provision that would give rise to an obligation of the Company or any other Person to indemnify, hold harmless or gross-up any individual with respect to any penalty Tax imposed under Section 409A of the Code; and

(vii)           each Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “ACA”), to the extent applicable. The operation of each Plan will not result in the incurrence of any material penalty or Liabilities to the Company pursuant to the ACA.

(h)               No Seller employs, nor has it ever employed, any person outside the United States, and there are no Plans outside the United States.

5.24          Transactions with Affiliates. Except as disclosed on Schedule 5.24, neither GHC nor any Affiliate of the Company, any of its Subsidiaries or any Seller Party has (a) borrowed money or loaned money to the Company or any of its Subsidiaries which remains outstanding or (b) any contractual arrangements with the Company or any of its Subsidiaries. Except as set forth on Schedule 5.24, (i) neither the Company nor any of its Subsidiaries is a party to any Contract with GHC, any Seller Party, director, officer or employee of the Company or any of its Subsidiaries or any Affiliate of the foregoing, and (ii) neither GHC nor any Seller, director, officer or employee of the Company or any of its Subsidiaries or any Affiliate of the foregoing (A) owns or has owned (within the past five (5) years), directly or indirectly, or has or has had any interest in (including the right to use, other than in connection with the Company’s or any of its Subsidiaries’ business) any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in its business, or (B) has or has had (within the past five (5) years) any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company or any of its Subsidiaries.

5.25          Absence of Certain Changes. Except as set forth on Schedule 5.25 or as specifically contemplated by this Agreement, since August 31, 2020 through and including the Agreement Date, the Company, each of its Subsidiaries and the Seller Parties have conducted the Business in the ordinary course and there has not been:

(a)               any change that has had or could reasonably be expected to have a Material Adverse Effect;

(b)               any declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or ownership interests or property) with respect to any Company Security, or any repurchase, redemption or other reacquisition of any Company Security;

(c)               any increase in the compensation payable or to become payable to any director or non-manager employee, except for increases for such directors or employees made in the ordinary course of business;

(d)               any other change in any employment or consulting arrangement, except for such changes made in the ordinary course;

(e)               any payment to any agent or management employee not in accordance with such agent’s or employee’s compensation levels currently in effect;

(f)                any sale, assignment, leasing, subleasing or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(g)               other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

(h)               any distributions or payments to GHC or to any Affiliate of the Company or any of its Subsidiaries other than pursuant to a Customer Contract otherwise disclosed to Purchaser;

(i)                 any capital expenditure, except for such capital expenditures made in the ordinary course;

(j)                 any incurrence of any debts for money borrowed;

(k)               any adoption or change of a Tax election, any settlement or compromise of a claim, notice, audit report, assessment or other Action in respect of Taxes, any change of an annual Tax accounting period, any adoption or change of a method of Tax accounting, any filing of an amended Tax Return, any entry into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, any surrender of a right to claim a Tax refund, or any consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(l)                 any Contract to do any of the foregoing.

5.26          Environmental Matters. The Company and each of its Subsidiaries possesses all Environmental Permits that are necessary for the conduct of its business as currently conducted or otherwise required under any Environmental Law, and is in compliance in all material respects with all such Environmental Permits and applicable Environmental Laws. The operations of the Company and each of its Subsidiaries have not resulted in a material claim under any Environmental Law against the Company, any of its Subsidiaries or any other Person whose Liability for such claims the Company or any of its Subsidiaries has assumed or retained. Neither the Company nor any of its Subsidiaries is, or has ever been, subject to any Action arising under or related to any Environmental Law which remains unresolved.

5.27          Additional Information. Schedule 5.27 contains, to the extent not described in some other schedule hereto, or in the case of subsections (a) and (b) hereof to the extent not made available, accurate lists and summary descriptions of the following:

(a)               the names of all present officers, directors or managers of the Company and each of its Subsidiaries;

(b)               the names of all Persons authorized to borrow money or incur or guarantee Indebtedness on behalf of the Company and each of its Subsidiaries; and

(c)               all names under which the Company and each of its Subsidiaries has conducted any Business or which it has otherwise used since its date of incorporation.

5.28          Brokers. No broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of this Agreement or the Transactions.

5.29          Relationship With Customers and Suppliers. Schedule 5.29 sets forth (a) a list of all of the Company’s and its Subsidiaries’ customers (together with actual net revenue received or receivable from such customers) and (b) a list of the top twenty (20) vendors (by amount actually paid or payable to such vendors) of the Company and its Subsidiaries on a consolidated basis, in each case, for the for the twelve (12)-month periods ended December 31, 2018 and December 31, 2019, and for the eight (8)-month period ended August 31, 2020. The Company and each of its Subsidiaries has used its commercially reasonable efforts to maintain good working relationships with all of the customers of the Business. Each of the Customer Contracts which have been terminated or cancelled during the past year are set forth and described on Schedule 5.29. Except as set forth on Schedule 5.29, no customer or supplier of the Company or any of its Subsidiaries (a) is, to the Knowledge of the Company or any Seller Party, subject to any restrictions, requirements or other measures imposed by any Governmental Entity related to any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis that could impact the performance of such customer’s or supplier’s obligations to the Company or any of its Subsidiaries under any Contract; or (b) has terminated or has given written notice prior to the date hereof of an intention or plan to terminate its relationship with the Company or any of its Subsidiaries or any of the Contracts, or all or a material part of the purchases or sales of products or services to or from the Company or any of its Subsidiaries historically made by such customer or supplier (or to materially reduce or change the pricing or other terms of the Contracts or its business with the Company or any of its Subsidiaries), and neither the Company nor any of the Seller Parties has Knowledge of any intention or plan by any such customer to take any of the foregoing actions. No such customer or supplier may terminate any Contract with the Company or any of its Subsidiaries or all or a material part of such purchases, by reason of the consummation of the Transactions. Except as disclosed on Schedule 5.29, (x) there is no dispute or disagreement pending or threatened in writing between the Company or any of its Subsidiaries, on the one hand, and any of its customers or suppliers, on the other, (y) no event has occurred nor any claim been asserted against the Company, any of its Subsidiaries, the Business or the Assets and (z) to the Knowledge of the Company or any Seller Party, there is no reasonable basis for any such claim. Except as set forth on Schedule 5.29, none of the Company, any of its Subsidiaries or any Seller Party has received notice of, and neither the Company nor any Seller Party has Knowledge of any basis for, any material complaint by any customer or supplier of the Company or any of its Subsidiaries.

5.30          Privacy Matters; IT System.

(a)               Any Personal Information in the Company’s or any of its Subsidiaries’ possession, custody or control, or otherwise maintained, held or processed by or on behalf of the Company or any of its Subsidiaries, has been and continues to be maintained in material compliance with all applicable Laws, including HIPAA and any state laws (“State Privacy Laws”) governing privacy, security and the use and disclosure of Personal Information. Laws relating to the privacy and security of Personal Information are collectively referred to as “Privacy Laws.” The Company and each of its Subsidiaries has implemented written privacy and security policies that govern its collection, storage, use, processing, disclosure and transfer of Personal Information and the Company and each of its Subsidiaries has delivered to Purchaser a true, accurate and complete copies of such policies. To the extent that the Company or any of its Subsidiaries uses or relies upon any subcontractor or business associate to perform functions or activities that involve the use, disclosure or other processing of Protected Health Information, as defined in HIPAA, the Company or such applicable Subsidiary has entered into with such subcontractor or business associate a written business associate agreement that complies in all respects with HIPAA.

(b)               Neither the Company nor any of its Subsidiaries has received any written claim or complaint regarding its collection, use or disclosure of Personal Information. Neither the Company nor any of its Subsidiaries is currently involved in or the subject of, or has ever been involved in or the subject of, any actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments related to Privacy Laws. Neither the Company nor any of its Subsidiaries has made any agreement with or commitment to any Governmental Body regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Information, or Privacy Laws. Neither the Company nor any of its Subsidiaries is currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Information, or Privacy Laws. No breach, security incident or violation of any data security policy in relation to any Personal Information held by the Company or any of its Subsidiaries has occurred or is threatened, and there has been no unauthorized or illegal processing of any Personal Information held by the Company or any of its Subsidiaries. No circumstance has arisen in which Privacy Laws would require the Company or any of its Subsidiaries to notify a Governmental Body or any other Person of a data security breach, security incident or violation of any data security policy.

(c)               The Company and each of its Subsidiaries has (whether by ownership, license, contract, or otherwise) all rights in and to the IT Systems necessary to (i) make all such uses of the IT Systems as the Company and each of its Subsidiaries usually, customarily, and/or actually makes of such IT Systems and (ii) operate the Business substantially as the Company and each of its Subsidiaries has operated the Business over the six (6) months preceding the Closing Date.

(d)               To the Knowledge of the Company and the Seller Parties, after the diligent use of industry-standard Malware detection tools within thirty (30) days of the Closing Date, the IT Systems do not contain any Malware detectable by such detection tools that would reasonably be expected to materially interfere with the ability of the Company and its Subsidiaries to conduct the Business. The Company and each of its Subsidiaries (i) has implemented and maintains security, business continuity, and backup and disaster recovery plans and procedures that are consistent with practices commercially reasonable in the Company’s and each of its Subsidiaries’ industry with respect to the IT Systems and data and Personal Information that the Company and each of its Subsidiaries has or receives, (ii) is in material compliance therewith, and (iii) has taken commercially reasonable steps to test (including penetration testing) such security plans and procedures on no less than an annual basis, and such security plans and procedures have been proven effective upon such testing in all material respects. All Contracts with third parties for cloud services, professional information technology services, data center services, and other IT System services currently used by the Company and each of its Subsidiaries are currently in force and neither the Company nor any of its Subsidiaries is in material breach thereof for which it has been provided written notice or which breach has been waived by the other party.

5.31          Corporate Records. The minute books of the Company and each of its Subsidiaries are current and contain correct and complete copies of all Organizational Documents of the Company and each of its Subsidiaries, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of their shareholders/owners and directors/managers and all committees thereof, duly signed by the secretary or an assistant secretary, and the records of the Company and each of its Subsidiaries are current, correct and complete and reflect the issuance of all of the Membership Interests and the Subsidiary Shares, as applicable.

5.32          CARES Act.

(a)               Schedule 5.32 sets forth all CARES Act (as amended), Families First Coronavirus Response Act and Health Care Enhancement Act stimulus fund programs through which the Company or any of its Subsidiaries has received funds and the amount of funds received by the for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company, the “Stimulus Funds”). The Company and its Subsidiaries have maintained accounting records associated with the Stimulus Funds in compliance with the Relief Fund Payment Terms and Conditions and related guidance available as of the date hereof, in each case listed by each tax identification number of the Company or its applicable Subsidiary. The Company and each of its Subsidiaries that has received Stimulus Funds has utilized such Provider Relief Fund payments received by it pursuant to a permitted purpose or to cover lost revenue in accordance with applicable Relief Fund Payment Terms and Conditions, and any such Provider Relief Fund payments that have not been so used were either refunded to the Department of Health and Human Service or are being maintained in the bank account(s) of the Company and have not been distributed to any Seller Party or any other Person, or otherwise utilized or expended.

(b)               All representations and certifications made by PersonifilRx and PharmaStar to the applicable lender or any Governmental Body in connection with the PPP Loans (including all representations and certifications in any promissory notes, loan agreements and other documents delivered in connection with the PPP Loans) were made in good faith, were accurate, true and correct in all respects when made and remain accurate, true and correct in all respects as of the date hereof. PersonifilRx and PharmaStar were eligible to receive the PPP Loans under the PPP as of the applicable date on which each of the applications for the PPP Loans were submitted and all PPP Loans have been repaid prior to the date hereof. Each of PersonifilRx and PharmaStar has used the proceeds of their applicable PPP Loan solely for the allowable uses set forth in the PPP.

5.33          COVID-19. Since the Balance Sheet Date there has not occurred, and neither the Company nor any Seller Party has Knowledge that there will occur, directly or indirectly as a result of, with respect to or in connection with COVID-19, any material disruption in, or material negative impact on, the Company’s or any of its Subsidiaries’ business or business operations, whether in the near, medium or long term or of short, medium or long duration, including as a result of, with respect to or in connection with: (i) any business interruption, limitation or restriction; (ii) any temporary or permanent whole or partial loss of customer(s), supplier(s), service provider(s), systems or technology provider(s), or infrastructure; (iii) any temporary or permanent whole or partial loss of access to, or the services of, facilities (including offices or co-location facilities), employees, independent contractors or consultants, technology or networks, utilities, services and repair or other resources; (iv) any excessive or unusual costs, expenses, fees, rates, royalties or charges of any nature, including with respect to compensation of employees, independent contractors or consultants or costs of employee benefits or insurance (including health insurance and business interruption or similar insurance); (v) any delay in the payment or performance of obligations by third Persons, regardless of whether caused or allegedly caused by force majeure or a similar concept or otherwise; (vi) any whole or partial lack of access to resources, supplies, raw materials or services; (vii) any restriction on operations imposed by any Governmental Body; (viii) any cause similar to any of the forgoing; or (ix) any combination of the forgoing.

5.34          Statements and Other Documents Not Misleading. Neither this Agreement, including all schedules and exhibits, nor any other Transaction Document or any other certificate or other instrument delivered by the Seller Parties or the Company to Purchaser at the Closing in connection with the Transactions contains or will contain any untrue statement of any material fact or omits to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

ARTICLE VI

Representations and Warranties of Purchaser AND PARENT

Purchaser and Parent hereby, jointly and severally, represent and warrant to the Seller Parties as follows:

6.1              Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2              Authority and Binding Effect. Purchaser and Parent have the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser and Parent have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and Parent and, assuming due authorization, execution and delivery by the Company, the Seller Parties and the Seller Representative, constitutes the valid and binding obligation of Purchaser and Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at Law or in equity).

6.3              No Conflicts; Consents.

(a)               The execution and delivery of this Agreement by Purchaser and Parent does not, and the consummation of the Transactions or the other Transaction Documents by Purchaser or Parent will not, directly or indirectly, (i) violate the provisions of any Organizational Document of Purchaser or Parent, (ii) violate any material Contract to which Purchaser or Parent is a party, or (iii) violate any Order or Law applicable to Purchaser or Parent on the date hereof, in each case except for such violations as would not reasonably be expected to materially affect the ability of Purchaser or Parent to consummate the Transactions.

(b)               No Governmental Permit, Order of, registration, declaration or filing with, or notice to any Governmental Body is required by Purchaser or Parent in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such Governmental Permits, Orders, registrations, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

6.4              Stock Consideration. Based in part on the accuracy of the representations and warranties of the Seller Parties contained in this Agreement and/or the questionnaire delivered to the Company in respect of whether the Seller Parties are Accredited Investors, the Parent Stock to be issued at the Closing, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities Laws.

6.5              Brokers. No broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of this Agreement or the Transactions based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

6.6              SEC Documents. Since the effective date of Parent’s registration statement on Form S-3 (File No. 333-220965) (the “SEC Effective Date”), Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, with the SEC (such documents filed by Parent since the SEC Effective Date and any other documents filed by Parent with the SEC since the SEC Effective Date, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Documents”). Each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. There are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents. None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

Covenants

7.1              Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and give effect to the Transactions.

7.2              Certain Tax Matters.

(a)               Cooperation on Tax Matters. Each Seller Party, the Seller Representative and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and the conduct of any audit, Action or other proceeding with respect to Taxes of the Company and its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, Action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller Party and the Seller Representative shall (A) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company or Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention Contracts entered into with any taxing authority, and (B) give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, any Seller Party or the Seller Representative, as the case may be, shall allow Purchaser to take possession of such books and records. The Seller Representative shall, on or before October 9, 2020, submit, or cause to be submitted, to the IRS a Form 8869 and a Form 8832 for PersonfilRx in accordance with Revenue Procedure 2013-30 and Revenue Procedure 2009-41, respectively, and in each case in the form agreed to by the Parties immediately prior to Closing, (the filing of such Forms together with any additional actions reasonably required to be taken to confirm the entity classification for U.S. federal income (and any applicable state and local income) tax purposes of PersonfilRx as represented in Section 5.9(s), collectively the “Administrative Relief”). Each member of the Seller Parties agrees to supply any information, execute any consents or affidavits, and fulfill any conditions imposed by the IRS for the issuance of the Administrative Relief and shall truthfully make all the representations required to be made to the IRS in order to support the Administrative Relief request. Purchaser shall control any interaction with the IRS or any other tasks relating to the Administrative Relief; provided, that prior to submitting any written materials (other than the IRS Form 8869 and IRS Form 8832 described in this Section 7.2(a)) to the IRS or otherwise communicating with the IRS regarding the Administrative Relief, Purchaser and its counsel shall consult with the Seller Representative and shall provide the Seller Representative with the opportunity to review and comment on any written materials to be submitted to the IRS.

(b)               Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, filing, recording, transfer, stock transfer, gross receipts, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Body in connection with the Transactions (collectively, “Transfer Taxes”) shall, to the extent not included in the calculation of Final Company Transaction Expenses, be paid by the Seller Parties when due, and the Seller Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties hereto shall reasonably cooperate in executing any appropriate tax exemption certificates in connection with this Agreement and the Transactions to reduce or eliminate any such Transfer Taxes.

(c)               Straddle Periods. For all purposes of this Agreement, with respect to any Straddle Period the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the cases of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, payroll Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date

(d)               Purchase Price Allocation. In accordance with the Intended Tax Treatment, within sixty (60) days after the Closing Date, Purchaser shall prepare a draft schedule allocating the purchase price (as determined for U.S. federal and applicable state and local income tax purposes, including assumed liabilities and any other relevant items or adjustments) among the Company and each of the Subsidiaries (the “Company Allocation”) and the restrictive covenants in Section 7.4 and the assets of the Company and the Subsidiaries deemed acquired by Purchaser (the “Asset Allocation” and together with the Company Allocation, the “Allocation Schedule”) and shall deliver such draft Allocation Schedule to the Seller Representative. Within a reasonable time after the date on which the Purchase Price is finally determined in accordance with this Agreement, Purchaser shall revise the draft Allocation Schedule, in accordance with the principles set forth in this Section 7.2(d), as necessary to reflect any adjustments to the Purchase Price required by this Agreement, and deliver such proposed revised Allocation Schedule to the Seller Representative. For the avoidance of doubt, (i) the Company Allocation shall be prepared in a manner based on the relative net income of the Company and each Subsidiary and (ii) the Asset Allocation shall be prepared in a manner consistent with the Company Allocation and shall be prepared consistent with the residual method principles of Sections 1060 and 338 of the Code and the regulations promulgated thereunder as applied by treating the GAAP book value of the assets of the Company and each Subsidiary immediately prior to the Closing as the fair market value of such assets for purposes of grouping the assets of the Company and each Subsidiary into the Class I through Class VI asset classes of Treasury Regulation Section 1.338-6, with all residual fair market value of the Company and each Subsidiary (as determined pursuant to the Company Allocation) assigned to the Treasury Regulation Section 1.338-6 Class VII asset class of the Company or a Subsidiary, as appropriate. The Seller Representative shall have the right to review the draft Allocation Schedule (including any revisions thereto) and shall have the right to object to any allocation that it reasonably believes is improper under the Code or the Treasury Regulations by delivery of a written notice to Purchaser that provides reasonable detail concerning each item in the proposed Allocation Schedule (including any revisions thereto) that the Seller Representative disputes and a reasonable basis for each such dispute within twenty (20) days of receiving the draft Allocation Schedule (including any revisions thereto) from Purchaser. If the Seller Representative does not deliver a valid dispute notice to Purchaser within such twenty (20)-day period (or if the Seller Representative waives its right to deliver such a dispute notice in writing), the proposed Allocation Schedule (including any revisions thereto) shall conclusively be deemed final. If the Seller Representative delivers such a dispute notice within such twenty (20)-day period, then Purchaser and the Seller Representative shall negotiate in good faith to resolve such dispute. If Purchaser and the Seller Representative resolve all of the disputed items within ten (10) days of the Seller Representative notifying Purchaser of the dispute in writing pursuant to this Section 7.2(d), then the Allocation Schedule (including any revisions thereto) shall be revised to reflect such resolution, and as so revised shall become final. In the event that Purchaser and the Seller Representative are unable to resolve such dispute within ten (10) days of the Seller Representative notifying Purchaser of the dispute in writing pursuant to this Section 7.2(d), each of Purchaser and the Seller Representative shall be responsible for its own determinations for purposes of the Allocation Schedule (including any revisions thereto). Any Allocation Schedule (including any revisions thereto) agreed between Purchaser and the Seller Representative pursuant to this Section 7.2(d) shall be binding upon Purchaser, the Seller Representative, the Seller Group and their respective Affiliates.

(e)               Tax Treatment. The Parties agree that the Transactions do not qualify as tax-free or tax-deferred transactions under any provision of the Code and shall prepare all Tax books, records and filings in a manner consistent with such treatment and shall not take any position inconsistent therewith. The Parties shall file all Tax Returns and information reports in a manner consistent with the Intended Tax Treatment and any agreed (or otherwise deemed final) Allocation Schedule and shall not, unless otherwise required by applicable Law or a final determination under Section 1313 of the Code or similar provision under foreign, state or local Law, take any action that would be inconsistent with the Intended Tax Treatment and any agreed (or otherwise deemed final) Allocation Schedule. If any agreed (or otherwise deemed final) Allocation Schedule is revised, pursuant to Section 7.2(d), to reflect any adjustments to the Purchase Price required by this Agreement, then the Parties agree to revise any Tax Returns and information reports as necessary in a manner consistent with such revised and agreed (or otherwise deemed final) Allocation Schedule.

(f)                Tax Elections. Purchaser shall not, and shall not cause or permit the Company or any of its Subsidiaries to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, in each such case without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(g)               Tax Refunds. Any Tax refunds that are received by Purchaser or the Company or any of its Subsidiary that relate to the Pre-Closing Tax Period of the Company or a Subsidiary shall be for the account of the Seller Group, and Purchaser shall pay over to the Seller Representative (for the benefit of the Seller Group) any such refund or the amount of any such credit (net of any Taxes of Purchaser or the Company or a Subsidiary attributable to such refund or credit) within ten (10) Business Days after receipt or entitlement thereto.

7.3              Employee Matters.

(a)               Termination of Company Benefit Plans. Effective immediately prior to the Closing, the Seller shall cause the Company and each of its Subsidiaries to terminate their inclusion as participating employers in any and all Qualified Plans, and effective immediately prior to the Closing none of the Company’s or any of its Subsidiaries’ employees shall have any right thereafter to contribute any amounts to any Qualified Plans. The Seller will provide Purchaser with evidence that the Company and each of its Subsidiaries are no longer participating employers in each such Qualified Plan effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company’s or any of its Subsidiaries’ board of directors. In addition, at the request of Purchaser, the Seller shall cause the Company and each of its Subsidiaries to terminate any and all other Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Purchaser and, at the request of Purchaser, the Seller will provide Purchaser with evidence that such Plans have been so terminated pursuant to resolutions duly adopted by the Company’s and each of its Subsidiaries’ board of directors. The Seller shall cause the Company and each of its Subsidiaries to take such other actions in furtherance of terminating such Plans as Purchaser may reasonably require. Effective immediately prior to the Closing, Seller (i) shall cause PharmaStar and PersonifilRx to terminate their inclusion as a participating employer in any and all retiree health plans and will provide Purchaser with duly adopted resolutions evidencing the same, and, effective immediately prior to the Closing, none of PharmaStar or PersonifilRx’s employees shall have any right thereafter to receive retiree health benefits and (ii) shall cause PersonifilRx New England to terminate its retiree health plan and will provide Purchaser with duly adopted resolutions evidencing the same, and, effective immediately prior to the Closing, none of PersonifilRx New England’s employees shall have any right to receive retiree health benefits.

(b)               Employee Equity Grants. Following the Closing, Parent shall grant to certain of the employees of the Company and its Subsidiaries set forth on Schedule 5.18, restricted shares of Parent Stock, pursuant to the terms and conditions of the Tabula Rasa Healthcare, Inc. Equity Compensation Plan, including the form of restricted stock award thereunder. The employees who receive the grants and number of shares of Parent Stock for such employees shall be determined by the Parent after taking into account, in good faith, recommendations of the Seller; provided, that the aggregate number of restricted shares of Parent Stock granted to the employees shall equal a number of shares of Parent Stock, calculated by dividing $2,000,000 by the closing price of Parent Stock on the date of grant, rounded down to the nearest whole share; provided, further, only the employees set forth on Schedule 5.18 shall be eligible for receipt of the equity grants described in this Section.

7.4              Restrictive Covenants.

(a)               During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the “Restricted Period”), each Seller Party shall not, and shall not permit any of its or their respective Affiliates (together with each Seller Party, each, a “Restricted Party”) to, directly or indirectly, anywhere in the world, in any capacity, own, manage, operate, control, consult for, render services for, advise, finance or participate in the ownership, management, operation, control, consultation for, advising, or financing of, or permit its name to be used by or in connection with, any Person engaged, directly or indirectly, in any activity or business that is competitive with any of those business activities that currently or in the past twelve (12) months have constituted part of Parent’s or any of its Subsidiaries’ businesses or the Business, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person; provided, however, that none of the following activities shall be deemed a violation of the provisions of this Section 7.4(a): (i) the Seller Parties or their Affiliates engaging in the business conducted by GHC in the State of Wisconsin; (ii) ownership and control by the Seller Parties or their Affiliates of KMTSJ so long as KMTSJ limits its business activities and offerings to those activities and offerings as they exist as of the Closing Date and any expansion of such services to GHC in the State of Wisconsin; for avoidance of doubt, KMTSJ may provide claims processing assistance to any Program of All-Inclusive Care for the Elderly program established by GHC in the State of Wisconsin but shall not provide similar services to any other organization, client or customer; (iii) the practice of medicine as defined under Wisconsin law by Michele Bauer; (iv) the investment in or control of a medical practice by Michele Bauer; (v) the practice of pharmacy, as defined under Wisconsin law, by Luke Johnson, including in retail, clinic, long-term care, or hospital setting; (vi) the employment by Luke Johnson at the staff level in the health care industry as a pharmacist, to include staff work in medication therapy management (MTM), utilization management (PA pharmacist), or other clinical pharmacy roles, to include interaction with the insurance and pharmacy benefit management industry; provided that such interaction shall be solely in Luke Johnson’s role as a clinical pharmacist; and (vii) the employment by Luke Johnson’s spouse as a pharmacist. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of each Restricted Party’s obligations, such Restricted Party may acquire solely as an investment not more than two percent (2%) of any class of securities of any entity that has a class of securities registered pursuant to the Exchange Act, so long as such Restricted Party remains a passive investor in such entity.

(b)               During the Restricted Period, no Restricted Party shall, directly or indirectly, anywhere in the world, in any capacity (a) solicit, entice, persuade or induce any other employee of the Company or any of its Subsidiaries to leave the Company’s or any of its Subsidiaries’ employ; provided, that, the foregoing shall not restrict any Restricted Party from using general advertisements for employment to solicit employees so long as such general advertisements do not specifically target the Company, any of its Subsidiaries or any of their respective employees, (b) recruit, hire, or attempt to recruit or hire any employee of the Company or any of its Subsidiaries that, at the time of such actual or attempted recruiting or hiring, is actively, or was, within the twelve (12) months preceding such time, employed by or doing business with the Company or any of its Subsidiaries, or (c) call-on, solicit or induce, or attempt to solicit or induce, any customer or supplier of the Company, any of its Subsidiaries Purchaser or any of Purchaser’s subsidiaries to discontinue, reduce or modify the extent of such customer or supplier’s relationship with the Company, any of its Subsidiaries Purchaser or any of Purchaser’s subsidiaries.

(c)               During the Restricted Period no Restricted Party shall disparage the Company, any of its Subsidiaries, Purchaser, any Affiliate of Purchaser or any of their respective officers, directors, shareholders, members or employees in any matter; provided that the foregoing shall not prohibit any Person from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process.

(d)               If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party hereby acknowledges that this Section 7.4 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable and fair in light of the circumstances, and that damages will be an inadequate remedy for any breach of this Section 7.4 and that Purchaser shall, whether or not it is pursuing any potential remedies at Law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any breach or threatened breach of this Section 7.4.

7.5              Confidentiality. From and after the Closing Date, no Seller Party shall and shall cause its Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser, any of the Company’s or any of its Subsidiaries’ Confidential Information (“Company Confidential Information”). Notwithstanding the foregoing, each Seller Party agrees that any Company Confidential Information that also constitutes a trade secret under applicable Law shall remain a trade secret, and shall be maintained as Company Confidential Information for as long as Purchaser maintains the same as a trade secret under applicable Law. If any Seller Party or any officer, director, or Affiliate of any Seller Party is bound by a final judgment in any legal proceeding before any Governmental Body or required by Law to divulge Company Confidential Information to any Person, such Seller Party or such officer, director or Affiliate shall promptly notify Purchaser in writing and shall only disclose that portion of the Company Confidential Information required by applicable Law under any such order or by such Governmental Body; provided, however, that such Seller Party, officer, director, or Affiliate of such Seller Party shall exercise reasonable best efforts at Purchaser’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Company Confidential Information. For purposes of this Section 7.5, Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

7.6              Termination of Related Party Arrangements. Except for the Services Agreement, at or prior to the Closing, the Seller shall cause the Company and each of its Subsidiaries to terminate, without any Liability or obligation on the part of the Company or any of its Subsidiaries, all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Seller Party or any Affiliates thereof (other than the Company or its Subsidiaries), on the other hand.

7.7              Public Announcements. None of the Seller Parties nor any of their Affiliates shall, without the approval of Purchaser, issue any press releases or otherwise make any public statements or other announcements with respect to the Transactions, and Purchaser will use commercially reasonable efforts to consult with the Seller Parties prior to issuing any press release or making any public statements with respect to the Transactions. In addition, none of the Seller Parties nor any of their Affiliates shall use the names of Purchaser or any of its Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

7.8              Release.

(a)               In consideration of the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, each Seller Party, on his, her or its own behalf and on behalf of such Seller Party’s respective successors, predecessors and assigns (each, a “Releasor”), hereby releases and forever discharges the Company and each of its parents, Subsidiaries, current and future Affiliates, successors, assigns and predecessors and their respective present and former owners, equity holders, directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries and heirs (individually, a “Releasee,” and collectively, “Releasees”) from any and all claims, demands, Actions, causes of action, Orders, Damages and Liabilities whatsoever and all consequences thereof (collectively, “Released Claims”), whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller Party or any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing, including any exculpation, indemnification, expense advancement or reimbursement that any member of the Seller Group may be entitled to, whether arising under Contract, Law or statute.  For the avoidance of doubt, nothing contained herein will operate to release any Liabilities or obligations of Purchaser, the Company, any of its Subsidiaries or any other Releasee arising on or after the Closing Date, including with respect to this Agreement, any other Transaction Document or any Customer Contract (each, an “Excluded Claim”).  Such Seller Party and each other Releasor, agrees that this Section 7.8 shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and such Seller Party and each other Releasor, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims.  The Releasees are intended third party beneficiaries of this Section 7.8, and this Section 7.8 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  If any provision of this Section 7.8 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 7.8 will remain in full force and effect.  Any provision of this Section 7.8 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)               Each Releasor irrevocably covenants that it will not, directly or indirectly, sue, commence any Action against, or make any demand upon any Releasee in respect of any of the matters released and discharged pursuant to Section 7.8(a); provided, however, for the avoidance of doubt, this Section 7.8(b) shall not prohibit the right to sue, commence any Action against or make any demand upon a Releasee if such action is based upon an Excluded Claim.

(c)               Other than with respect to the Excluded Claims, the release provided for in Section 7.8(a) may be pleaded by any of the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation of this Section 7.8.  If any Released Claim is brought or maintained by any Releasor against any Releasee in violation of such release, such Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Releasee in defending same.

(d)               Each Releasor hereby warrants, represents and agrees that such Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate or transfer to any Person any Released Claim hereinabove released.  Each Releasor hereby agrees to indemnify, defend and hold harmless each Releasee from any such assignment, subrogation or transfer of Released Claims.

(e)               Each Releasor hereby warrants and represents that, in providing the release contemplated in this Section 7.8, such Releasor does so with full knowledge of any and all rights that such Releasor may have with respect to the matters set forth in this Section 7.8 and the Released Claims released hereby, that such Releasor has had the opportunity to seek, and has been advised to seek, independent legal advice with respect to the matters set forth herein and the Released Claims released hereby and with respect to the rights and asserted rights arising out of such matters, and that such Releasor is providing such release of such Releasor’s own free will.

7.9              Lock-Ups. Each of the Seller Parties acknowledges and agrees that, other than a dividend (without any consideration) of shares of the Parent Stock from the Seller to each member of the Seller Group in accordance with such member of the Seller Group’s Pro Rata Share, without the prior written consent of Purchaser (which may be withheld for any reason or no reason), the Seller Parties will not be able to sell, pledge, encumber or otherwise transfer the shares of Parent Stock received as Stock Consideration for a period of one hundred eighty (180) days following the issuance of such shares (the “Lock-up Period”). Each of the Seller Parties further acknowledges and agrees that during the respective periods in the foregoing sentence the Seller Parties shall not effect a short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) or otherwise seek to hedge such Seller Party’s position in the Parent Stock. Purchaser shall be entitled provide appropriate stop orders to enforce the provisions of this Section 7.9 and include appropriate legends on the Stock Consideration with respect to such restrictions. Parent and Purchaser acknowledge and agree that, subject to the transfer restrictions (i) reflected in the legend on Parent Stock described in Section 4.6(i) and (ii) as otherwise imposed with respect to applicable securities Laws, beginning the first day after the end of the Lock-up Period, the Seller, or to the extent Parent Stock has been transfer to one or more members of the Seller Group, then such Person, may sell the shares of Parent Stock received as Stock Consideration without restriction.

7.10          Non-Reliance. Purchaser acknowledges and agrees that the Seller Parties are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Articles IV, Article V and any other document or certificate delivered by any of the Seller Parties in connection with the Transactions, and that Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, Article V and any other document or certificate delivered by any of the Seller Parties in connection with the Transactions.

ARTICLE VIII

conditions to closing

8.1              Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the following conditions:

(a)               (i) Each of the Fundamental Representations shall be true and correct in all respects on and as of the Closing Date and (ii) each of the representations and warranties of the Seller Parties (other than the Fundamental Representations) contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct on and as of the Closing Date in all material respects (in each case without giving effect to the terms “material,” “in all material respects” and “Material Adverse Effect” or words of similar effect contained in such representations and warranties), in each case except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)               Each Seller Party shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)               Purchaser shall have received a certificate, dated as of the Closing Date and signed by each Seller Party certifying that each on the conditions set forth in Section 8.1(a) and (b) have been satisfied (the “Compliance Certificate”).

(d)               There shall not have occurred a Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect.

(e)               Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, the Company, any of its Subsidiaries or any of the Seller Parties any Action involving any challenge to, or seeking damages or other relief in connection with the Transactions or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transactions.

(f)                The Seller shall have delivered to Purchaser the consents, waivers and approvals of the Persons identified on Schedule 8.1(f), in form and substance reasonably satisfactory to Purchaser.

(g)               The Seller shall have delivered to Purchaser the fully executed GHC Amendment and the GHC Amendment shall be in full force and effect.

(h)               Executed resolutions of the board of directors of the Company and each of its Subsidiaries evidencing that all actions necessary or appropriate to terminate the Company Benefits Plans as described in Section 7.3, effective no later than the day immediately preceding the Closing Date, have been taken.

(i)                 Except for the McKesson Lien, all Liens on the Company’s and each of its Subsidiaries’ Assets shall have been released in form and substance reasonably satisfactory to Purchaser.

(j)                 All amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions) with respect to any employee or other person whose relationship with the Company or and any of its Subsidiaries has terminated or expired on or prior to the Closing shall have been paid in full by the Company or such Subsidiary such that neither the Company nor any of its Subsidiaries has any obligation to any such Person as of or after the Closing.

(k)               Each of the items set forth in Section 3.2(a) shall have been delivered to Purchaser.

8.2              Conditions to Obligations of the Seller Parties. The obligation of each Seller Party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller Representative:

(a)               Each of the representations and warranties of Purchaser contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct on and as of the Closing Date in all material respects (in each case without giving effect to the terms “material,” “in all material respects” and “Material Adverse Effect” or words of similar effect contained in such representations and warranties), in each case except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)               Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)               No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               Each of the items set forth in Section 3.2(b) shall have been delivered to the Seller Representative.

ARTICLE IX

Indemnification

9.1              By the Seller Group.

(a)               From and after the Closing, and subject to the limitations described herein, the Seller, Farrow and Tanner shall jointly and severally, and each of Bauer and Johnson shall severally but not jointly, indemnify and hold Purchaser, its successors and assigns, and any of its officers, directors, employees, stockholders, and agents, and any of their respective Affiliates and any of their respective officers, directors, employees, members, partners, stockholders, and agents, in each case excluding the Seller Parties (each, an “Indemnified Purchaser Party”) harmless from and against any Damages that such Indemnified Purchaser Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i)                 any inaccuracy or breach of any representation or warranty of any Seller Party, the Company or any of its Subsidiaries in this Agreement (including all exhibits and schedules attached hereto) (other than as set forth in Article IV) or any certificate or similar instrument delivered by or on behalf of any Seller Party;

(ii)              any breach or nonfulfillment of any covenant or agreement set forth in this Agreement on the part of the Seller Representative or any Seller Party other than with respect to the matters addressed by Section 9.1(b)(ii);

(iii)            to the extent not already reflected as a Liability in the calculation of Final Net Working Capital that results in a negative adjustment to the Final Purchase Price pursuant to Section 2.4 or in the calculation of the Final Debt Amount or the Final Company Transaction Expenses: (A) any Taxes of the Company and any of its Subsidiaries for a Pre-Closing Tax Period (including any Taxes relating to any Pre-Closing Tax Period the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or otherwise as a result of the effects of COVID-19); (B) any Taxes of any member of any consolidated, combined or unitary or aggregate group of which the Company or any of its Subsidiaries is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law); (C) any Taxes and fees for which the Seller Parties are responsible pursuant to Section 7.2(b); or (D) any and all Taxes of the Seller or any member of the Seller Group, whether by treatment as a transferee or successor, by Contract, by operation of law or otherwise as a result of an arrangement or Contract entered into or existing on or prior to the Closing Date;

(iv)             any breach by any officer, director or manager of the Company or any of its Subsidiaries of any fiduciary duty owed by such officer or director to any equity holder, which breach occurred prior to, in connection with or as a result of the Closing and the Transactions;

(v)               any Transaction Expense in excess of the Final Company Transaction Expenses;

(vi)             any Debt Amount in excess of the Final Debt Amount;

(vii)          (A) any misrepresentations or omissions in any application by PharmaStar or PersonifilRx relating to the PPP Loans; or (B) any failure of PharmaStar or PersonifilRx to be eligible for such PPP Loans or to comply with by the applicable terms of the PPP or other Laws applicable to the PPP Loans;

(viii)        any current or former holder or alleged current or former holder of any Company Security, or any other Person, asserting or seeking to assert: (A) ownership or rights to ownership of any Company Security; (B) any rights as a holder of any Company Securities (other than the right to receive the consideration described in Section 2 in accordance with the terms of this Agreement); (C) any claim that his, her or its Equity Interests in the Company were wrongfully repurchased by the Company; (D) any claim that he, she or it is entitled to receive any consideration in exchange for any Company Securities (other than the right to receive the consideration, if any, described in Section 2 in accordance with the terms of this Agreement); (E) any claim that any Company Securities were not properly issued or authorized; or (F) any claim that the Company’s approval process for the Transactions, was in violation of any right held by or owed to such current or former holder or alleged current or former holder of any Equity Interest or the Company;

(ix)             any claim for exculpation, indemnification or expense advancement or reimbursement by or in respect of any current or former officer, director or agent of the Company or any of the Subsidiaries for the indemnification of such Person for conduct or actions taken prior to the Closing in such Person’s capacity in such role;

(x)               PharmaStar’s (a) failure to properly file and/or pay its franchise taxes in the State of Texas; or (b) forfeiture of its right to conduct business in the State of Texas; and

(xi)             any and all Actions, allegations, assessments, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1(a).

(b)               The Seller shall jointly and severally and each member of the Seller Group, severally and not jointly, shall indemnify and hold each Indemnified Purchaser Party harmless from and against any Damages that such Indemnified Purchaser Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i)                 any inaccuracy of any representation or warranty of such member of the Seller Group or the Seller set forth in Article IV of this Agreement or any certificate or similar instrument delivered by or on behalf of such member of the Seller Group or the Seller pursuant hereto;

(ii)              any nonfulfillment of any covenant or agreement on the part of such member of the Seller Group or the Seller set forth in Sections 7.4 (Restrictive Covenants), 7.5 (Confidentiality), 7.7 (Public Announcements) or 7.8 (Release) of this Agreement;

(iii)            any Liability of the Company or any of its Subsidiaries owing to such member of the Seller Group or the Seller, to the extent that such Liability relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to or at the Closing; and

(iv)             any and all Actions, allegations, assessments, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1(b).

9.2              By Purchaser.

(a)               Purchaser shall indemnify and hold each Seller Party, its agents, heirs, successors and assigns (each, an “Indemnified Seller Party”) harmless from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i)                 any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any certificate or similar instrument delivered by or on behalf of Purchaser pursuant hereto;

(ii)              any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement; and

(iii)            any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.

(b)               In no event shall Purchaser be obligated to indemnify the Indemnified Seller Parties in any amount in excess of the Purchase Price.

9.3              Certain Limitations; Calculation and Satisfaction of Claims.

(a)               No Indemnified Purchaser Party may make a claim for indemnification under Section 9.1 for any General Cap Claim, unless and until the indemnifiable Damages exceed $150,000 (the “Basket”), in which case the Indemnified Purchaser Party shall be entitled to indemnification only for such Damages that exceed the Basket; provided, however, that the provisions of this Section 9.3(a) shall not apply to any claim based on fraud or willful misconduct.

(b)               In no event shall the Seller or any member of the Seller Group be obligated to indemnify any Indemnified Purchaser Party (i) under Section 9.1(a)(i) (other than with respect to a breach of a Fundamental Representation) or 9.1(a)(xi) (solely to the extent relating to a claim with respect to Section 9.1(a)(i) other than with respect to a breach of a Fundamental Representation) for an aggregate amount of Damages in excess of the General Cap (any such claim for indemnification being a “General Cap Claim”) or (ii) under Section 9.1(a)(i) with respect to a breach of a Fundamental Representation or under Sections 9.1(a)(ii)-(xi) (in the case of Section 9.1(a)(xi) to the extent relating to a claim with respect to Section 9.1(a)(i) for a breach of a Fundamental Representation) for an aggregate amount of Damages in excess of the Purchase Price; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Indemnified Purchaser Party has, or might have, at Law, in equity or otherwise, against the Seller or any member of the Seller Group (or the resulting amount of Damages to which any Indemnified Purchaser Party is entitled), based on fraud or willful misconduct.

(c)               An Indemnified Purchaser Party shall be entitled to seek indemnification from the Seller or the applicable member(s) of the Seller Group in accordance with this Article IX and subject to the exercise of the set-off rights provided in Section 2.6; provided, however, for the avoidance of doubt, the exercise of set-off rights by an Indemnified Purchaser Party for a General Cap Claim shall be subject to the General Cap.

(d)               Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Article IX, any inaccuracy in or breach of any representation or warranty of any Seller Party or any nonfulfillment or breach of any covenant or agreement of any Seller Party as well as the amount of any Damages that in each case are the subject matter of a claim for indemnification hereunder shall be determined without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or any other similar qualifiers contained in or otherwise applicable to such representation, warranty, covenant or agreement (other than with respect to (i) clause (a) of Section 5.25 and (ii) the use of any defined term that includes the word “Material” in the title).

(e)               The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

(f)                Subject to Section 7.4, the indemnification provisions set forth in this Article IX are the exclusive post-closing remedies with respect to the Liability for Damages of the Seller, each of the members of the Seller Group or Purchaser for the breach, inaccuracy or nonfulfillment of any representation, warranty or covenant contained in this Agreement; provided, however, that nothing herein shall preclude any Party from seeking any remedy based upon fraud or willful misconduct or any Party’s right to seek and obtain any equitable relief to the extent necessary or appropriate to preserve the Party’s rights under this Agreement or in any Transaction Document.

(g)               IN NO EVENT SHALL DAMAGES INCLUDE NOR SHALL THE SELLER OR ANY MEMBER OF THE SELLER GROUP BE LIABLE UNDER THIS ARTICLE IX OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (1) AS A RESULT OF FRAUD OR WILLFUL MISCONDUCT OR (2) TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE. FURTHERMORE, notwithstanding anything to the contrary contained in this Agreement, no Indemnified Purchaser Party may make a claim for indemnification for any Damages Indemnified Purchaser Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to OR from the Reorganization.

(h)               The amount of any Damages for which indemnification is provided under this Article IX shall be determined net of any amounts actually recovered by an Indemnified Purchaser Party or any of such Indemnified Purchaser Party’s Affiliates under or pursuant to any insurance policy, indemnity, reimbursement arrangement or similar Contract pursuant to which or under which such Indemnified Purchaser Party or such Indemnified Purchaser Party’s Affiliates is a party or has rights, net of any deductibles or other expenses incurred in connection with seeking any recovery and any increase in the applicable premiums/retro-premiums related to the recovery of such proceeds (it being agreed that if any insurance, indemnification, reimbursement or similar proceeds are recovered by the Indemnified Purchaser Party for any Damages after the Seller or a member of the Seller Group has made an indemnification payment in connection with such claim, an amount equal to the lesser of such indemnification payment made by the Seller or such member of the Seller Group and such proceeds received by the Indemnified Purchaser Party (net of any deductibles or other expenses incurred in connection with seeking any recovery and any increase in the applicable premiums/retro-premiums related to the recovery of such proceeds) shall as promptly as practicable be remitted to the Seller or such member of the Seller Group); provided, however, that the foregoing shall not be deemed to require an Indemnified Purchaser Party or any of such Indemnified Purchaser Party’s Affiliates to seek recovery under any applicable insurance policies prior to making a claim for indemnification hereunder. The Indemnified Purchaser Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance, indemnity, reimbursement arrangement or similar Contract covering such any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder.

(i)                 Anti-Sandbagging. No member of the Seller Group shall be liable under this Agreement for any Damages, claims, losses, or Liabilities suffered, sustained, paid or incurred by the Indemnified Purchaser Party or any its Affiliates after Closing that result from any inaccuracy in or breach of any representation or warranty in this Agreement if the Indemnified Purchaser Party seeking indemnification for such Damages, claims, losses, or Liabilities had Knowledge of such inaccuracy or breach at the time of Closing.

9.4              Survival; Claims Period. All of the representations and warranties made by each Party in this Agreement or in any Transaction Document shall survive until the relevant Expiration Date set forth in this Section 9.4. Any claim for indemnification under this Article IX shall be made by giving either a Notice of Third Party Claim under Section 9.5 or a Claim Notice under Section 9.6, in each case on or before the applicable Expiration Date, or the claim under this Section shall be invalid. “Expiration Date” means:

(a)               for any claim for the inaccuracy of any representation or warranty, other than a Fundamental Representation, set forth in this Agreement or any certificate or similar instrument delivered by or on behalf of such Party pursuant hereto, the date that is twelve (12) months after the Closing Date;

(b)               in perpetuity for any claim for Damages related to (i) any breach of a Fundamental Representation or (ii) any claims any Indemnified Purchaser Party may have for fraud or willful misconduct; and

(c)               for any claim for Damages related to a breach of any covenant or agreement to be performed at least in part after the Closing Date, the date that is twelve (12) months after the full performance of the applicable covenant or agreement.

So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice. The parties agree and acknowledge that the survival periods set forth herein, to the extent expressly longer than the three (3)-year survival period permitted by Title 10, Section 8106(a) of the Delaware Code, are expressly intended to survive for such longer periods as permitted by Title 10, Section 8106(c) of the Delaware Code.

9.5              Third Party Claims.

(a)               In the event that any Action for which an Indemnitor may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third party, the Indemnified Party shall give each applicable Indemnitor prompt notice (“Notice of Third Party Claim”) of such third party’s institution of such Action. Such Notice of Third Party Claim shall (i) briefly explain the nature of the claim and (ii) to the extent known by the Indemnified Party, set forth a reasonable estimate of the amount to which such Indemnified Party claims to be entitled hereunder. Notwithstanding the foregoing, no delay or deficiency on the part of an Indemnified Party in so notifying the Indemnitor will limit any Indemnifying Party’s right to indemnification under this Article IX (except to the extent that an Indemnitor shall have been materially harmed by such failure).

(b)               The Indemnitor will have thirty (30) days from the date on which the Indemnitor received the Notice of Third Party Claim to notify the Indemnified Party that the Indemnitor desires to assume the defense or prosecution of such Action and any litigation resulting therefrom with counsel reasonably satisfactory to such Indemnified Party at the Indemnitor’s sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless (x) there is no finding or admission of any violation by the Indemnified Party of any Law, (y) the Indemnified Party and its Affiliates receive a full, complete and unconditional release of and from all Liability and any other claims that may be made against the Indemnified Party or its Affiliates by the third party related to such Action, and (z) the sole relief provided is monetary damages that are paid in full by or on behalf of the Indemnitor. If the Indemnitor assumes the defense of any Action in accordance with this Section 9.5, it shall thereafter promptly inform the Indemnified Party of all material developments. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements.

(c)               If the Indemnitor does not assume the Third Party Defense within thirty (30) days of receipt of the Notice of Third Party Claim, the Indemnified Party will be entitled to assume the Third Party Defense (and, if the Indemnified Party incurs Damages with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 9.1 or Section 9.2, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that, the Indemnitor shall have the right to participate in the Third Party Defense at the sole cost and expense of the Indemnitor, but the Indemnified Party shall control the investigation, defense and settlement thereof.

(d)               Notwithstanding anything to the contrary set forth herein, in no event may the Seller Representative (on behalf of the Seller Parties) assume, maintain control of, or participate in, the defense of any Action (i) involving Damages in excess of the then remaining amount available under the General Cap after taking into account any previous indemnification payments, (ii) involving criminal or quasi-criminal allegations against any Indemnified Purchaser Party, (iii) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or any of its Subsidiaries, (iv) in which any relief other than monetary damages is sought against an Indemnified Purchaser Party, (v) there exists a conflict of interest between the Indemnified Purchaser Party and the Indemnitor that cannot be waived, (vi) there are legal defenses available to an Indemnified Purchaser Party that are different from or additional to those available to the Indemnitor, (vii) the Indemnitor fails to provide reasonable assurance to the Indemnified Purchaser Party of its financial capacity to prosecute such Action or (viii) which involves an Action by a Governmental Body.

9.6              Procedure for Direct Claims.

(a)               Any Indemnified Party that desires to seek indemnification under any part of this Article IX for a claim that is not subject to a Notice of Third Party Claim shall give prompt written notice (a “Claim Notice”) to each applicable Indemnitor prior to the applicable Expiration Date specified above. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such Claim Notice shall describe the claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice and specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, such Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the later of (i) the date that the Claim Notice is delivered by the Indemnified Party and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is delivered by the Indemnified Party. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b)               If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within thirty (30) days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Article IX, the Indemnified Party may pursue whatever legal remedies that may be available for recovery hereunder with respect to the Damages claimed from any Indemnitor subject to the amounts and within the limits and process provided herein. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

9.7              No Contribution/Indemnification. No member of the Seller Group nor the Seller shall seek, nor will he, she or it be entitled to, contribution from, or indemnification by, the Company or any of its Subsidiaries, under such entity’s respective Organizational Documents, this Agreement or applicable Laws or otherwise, in respect of amounts due from any member of the Seller Group or the Seller to an Indemnified Purchaser Party under this Article IX or otherwise under this Agreement. No member of the Seller Group shall make any claim against any directors and officers insurance policy maintained or to be maintained by the Company or any of its Subsidiaries in respect of amounts due by such member of the Seller Group to an Indemnified Purchaser Party under this Article IX or otherwise under this Agreement.

9.8              Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE X

general matters

10.1          Entire Agreement. This Agreement, including the Exhibits and Schedules, together with the other Transaction Document, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings, whether written or oral, among the Parties regarding those matters. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement

10.2          Amendments and Waiver. Any provision of this Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Seller Representative and Purchaser. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.3          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Article IX. No Party shall assign this Agreement or any right, benefit or obligation hereunder without the prior written consent of Purchaser, on the one hand, or the Seller Representative, on the other hand; provided however, that Purchaser shall be entitled to (i) assign this Agreement to any Affiliate without such prior consent, which assignment shall not relieve Purchaser of its liabilities hereunder and (ii) grant a security interest in, and collateral assignment of, its rights under this Agreement and the Transaction Documents to secure the obligations of any Seller Party to its lenders.

10.4          Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.5          Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.5. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in (a) the United States District Court for the District of Delaware, or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.6          Interpretation.

(a)               The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)               The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)               When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.

(d)               The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)               A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)                All section and other headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(g)               The reference to “$” or “dollars” shall be United States Dollars.

(h)               Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(i)                 Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

10.7          Counterparts. This Agreement may be executed in two (2) or more counterparts (delivery of which may occur via facsimile or other electronic means), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any Transaction Documents, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party to any such agreement or instrument, each other Party hereto shall deliver original forms thereof to all other Parties. No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.8          Disclosure Schedules. Any reference to a particular “Schedule” in this Agreement shall be deemed to refer to the schedule corresponding to the applicable numbered Section of this Agreement contained in the Company Disclosure Schedule. Any item disclosed on any individual Schedule will be deemed to be disclosed and shall qualify only the specific representations and warranties which are referenced (including cross-referenced) in the applicable section of such Schedule, and no other representation or warranty. The inclusion of any matter in the Company Disclosure Schedule does not constitute a determination by the Seller Parties that such matter is material nor does it express a view that it is required to be disclosed in the Company Disclosure Schedule.

10.9          Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.10      Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.

10.11      Specific Performance. The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

10.12      No Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article.

10.13      Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions and the Transaction Documents are consummated; provided that the Seller Parties shall be jointly and severally responsible for all costs and expenses incurred prior to Closing by the Company or any of its Subsidiaries in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby to the extent such costs are not paid prior to the Closing or included in the calculation of the Net Working Capital.

10.14      Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows, or to such addresses as otherwise provided by the Parties:

If to any Seller Party or the Seller Representative:

Personica Holdings, Inc.
2503 N Hillcrest Pkwy
Altoona, WI 54720 Attention: Peter C. Farrow, President Email: pfarrow@group-health.com with a required copy (which shall not constitute notice) to:

Anderson O’Brien Bertz Skrenes & Golla, LLP
1257 Main Street
Stevens Point, Wisconsin 54481 Attention: David M. James Email: dmj@andlaw.com

If to Purchaser or Parent:

Tabula Rasa HealthCare Group, Inc.
c/o Tabula Rasa HealthCare, Inc.
228 Strawbridge Dr.
Moorestown, NJ 08057
Attention: Brian Adams, Chief Financial Officer Email: badams@trhc.com with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Kevin Shmelzer Email: kevin.shmelzer@morganlewis.com

ARTICLE XI

seller representative

11.1          Appointment. Each Seller Party does hereby irrevocably appoint Personica Holdings, Inc. as the Seller Representative, as his, her or its true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Seller Party with respect to Transactions in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller Party in any Action involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the Transactions, including the power:

(a)               to act for such Seller Party with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Seller Party, to transact matters of litigation;

(i)               to execute and deliver all Transaction Documents to which the Seller Representative is a party or amendments thereto that the Seller Representative deem necessary or appropriate;

(ii)              to receive funds, make payments of funds, and give receipts for funds;

(iii)             to receive funds for the payment of expenses of such Seller Party and apply such funds in payment for such expenses;

(iv)             to do or refrain from doing any further act or deed on behalf of such Seller Party that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller Party could do if personally present; and

(v)               to receive service of process in connection with any claims under this Agreement.

11.2          Obligations. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, any Seller Party and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative. All notices required to be made or delivered by Purchaser to any Seller Party under this Agreement shall be made to the Seller Representative for the benefit of such Seller Party and shall discharge in full all notice requirements of Purchaser to such Seller Party with respect thereto. Each of the Seller Parties hereby confirms all that the Seller Representative shall do or cause to be done by virtue of its appointment as the representatives of the Seller Parties hereunder. The Seller Representative shall act for each Seller Party on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of such Seller Party and consistent with the obligations of such Seller Party under this Agreement, but the Seller Representative shall not be responsible to any Seller Party for any Damages which the Seller Party may suffer by the performance of the Seller Representative’s duties under this Agreement, other than Damages arising from willful violation of the Law or gross negligence in the performance of such duties under this Agreement. The Seller Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative.

11.3          Successor. In the event that the Seller Representative dies, becomes legally incapacitated or resigns (by providing Purchaser a minimum of sixty (60) days’ advance written notice) from its position as the Seller Representative, a successor Seller Representative (who shall either be a Seller Party or another Person reasonably acceptable to Purchaser) shall be appointed in writing by the Seller Parties, such appointment to become effective upon the delivery of executed counterparts of such writing to Purchaser, together with an acknowledgement signed by the successor Seller Representative named in such writing that it accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Seller Representative.

11.4          Reliance. The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any Seller Party, Purchaser, or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by them. The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Seller Party as it deems appropriate or it shall have been expressly indemnified to its satisfaction by any such Seller Party against any and all Liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action. The Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of any Seller Party, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Seller Parties.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

PURCHASER:
Tabula Rasa HealthCare Group, Inc.

By:	/s/ Brian W. Adams
Name:	Brian W. Adams
Title:	Chief Financial Officer and Secretary

PARENT:
Tabula Rasa HealthCare, Inc.

By:	/s/ Brian W. Adams
Name:	Brian W. Adams
Title:	Chief Financial Officer and Secretary

SELLER:
Personica Holdings, Inc.

By:	/s/ Peter Farrow
Name:	Peter Farrow
Title:	President

SELLER GROUP:

/s/ Peter C. Farrow
Peter C. Farrow

/s/ Robert Tanner
Robert Tanner

/s/ Michele Bauer
Michele Bauer

/s/ Luke Johnson
Luke Johnson

SELLER REPRESENTATIVE:
Personica Holdings, Inc.

By:	/s/ Peter Farrow
Name:	Peter Farrow
Title:	President

[Signature Page to Membership Interest Purchase Agreement]